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PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AT&T Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AT&T Inc.

2008

Notice of Annual Meeting and Proxy Statement

The new at&t

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 25, 2008
The proxy statement and annual report to security holders are available at www.investorvote.com/att.

Notice of
Annual Meeting of Stockholders

        The 2008 Annual Meeting of Stockholders of AT&T Inc., a Delaware corporation, will be held at 9:00 a.m. Central time on Friday, April 25, 2008, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The items of business are:

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  Election of 14 Directors
  •
  Ratification of the appointment of Ernst & Young LLP as independent auditors of AT&T Inc. for 2008
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  Such other matters, including certain stockholder proposals, as may properly come before the meeting.

        Holders of AT&T Inc. common stock of record at the close of business on February 27, 2008, are entitled to vote at the meeting and any adjournment of the meeting.

        By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March 11, 2008

Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

PROXY STATEMENT

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. ("AT&T," the "Company," or "we") for use at the 2008 Annual Meeting of Stockholders of AT&T. The meeting will be held:

              9:00 a.m. Central time
              Friday, April 25, 2008
              Alzafar Shrine Temple
              901 North Loop 1604 West
              San Antonio, Texas

        The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and form of proxy are being sent beginning March 11, 2008, to certain stockholders who were record holders of AT&T's common stock, $1.00 par value per share, at the close of business on February 27, 2008. These materials are also available at www.investorvote.com/att. Each share entitles the registered holder to one vote. As of January 31, 2008, there were 6,035,725,446 shares of AT&T common stock outstanding.

        All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders' directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet, without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Senior Vice President and Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

        Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

        The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Employee Stock Ownership Plan, the Cingular Wireless 401(k) Savings Plan, the BellSouth Savings and Security Plan and the AT&T Retirement Savings Plan. Shares in each of the above employee benefit plans for which voting instructions are not received, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each plan. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 22, 2008.

        In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T's transfer agent) for shares held on behalf of plan participants.

        If a stockholder participates in these plans and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

        No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address, unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

        A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder's proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

        Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure the shares are properly voted.

        The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $17,000, plus expenses.

        Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting.

        If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card or the Annual Meeting Notice and Admission Ticket) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of photo identification at the door.

        AT&T's executive offices are located at Whitacre Tower, 175 E. Houston, San Antonio, Texas 78205.

BOARD OF DIRECTORS

        The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with our businesses, technology, and operations. Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference. The Board held eight meetings in 2007. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All of the Directors were present at the 2007 Annual Meeting.

        At least four times a year, the non-management members of the Board of Directors meet in executive session, i.e., without management Directors or management personnel present. The Lead Director, who is appointed for a two year term, presides over these meetings. Gilbert F. Amelio currently serves as Lead Director; his term is scheduled to expire February 1, 2010. Responsibilities of the Lead Director include:

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  Preparing the agenda for the executive session with the non-management Directors;
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  Presiding over each session of the non-management Directors;
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  Acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer and coordinating the activities of the non-management Directors when acting as a group; and
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  Advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management.

        Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors' request.

        The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate's:

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  general understanding of elements relevant to the success of a large publicly traded company in the current business environment
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  understanding of our business, and
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  educational and professional background.

        The Committee also gives consideration to a candidate's judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., Whitacre Tower, 175 E. Houston, San Antonio, Texas 78205, stating in detail the qualifications of the persons proposed for consideration by the Committee.

        Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 16 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 14-18. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 12.

        The Board of Directors has nominated the 14 persons listed in this Proxy Statement, beginning on page 14, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T's Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, Charles F. Knight and Toni Rembe will not be standing for re-election at the 2008 Annual Meeting, and the Board has voted to reduce its size to 14 Directors effective immediately before the meeting. There are no vacancies on the Board.

• Board Committees

        From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

Audit Committee--The Committee met 12 times in 2007. It consists of four independent Directors. The Audit Committee oversees the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of the internal audit function and independent auditors, and our compliance with legal and regulatory matters. The Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.

Corporate Development Committee--The Committee met five times in 2007. It consists of six independent Directors. The Committee reviews mergers, acquisitions, dispositions and similar transactions.

Corporate Governance and Nominating Committee--The Committee met five times in 2007. It consists of five independent Directors. The Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. In addition, the Committee periodically assesses AT&T's Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Finally, the Committee takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.

Executive Committee--The Committee did not meet in 2007. It consists of the chairpersons of our six other standing committees and the Chairman of the Board. The Committee assists the Board by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

Finance/Pension Committee--The Committee met five times in 2007. It consists of five independent Directors. The Committee assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.

Human Resources Committee--The Committee met six times in 2007. It consists of four independent Directors. The Committee oversees the management of human resources activities of AT&T, including the design of employee benefit plans. The Committee is also responsible for establishing the compensation of the Chief Executive Officer and other officers, as determined by the Committee.

Public Policy and Environmental Affairs Committee--The Committee met three times in 2007. It consists of six independent Directors. The Committee assists the Board in its oversight of corporate policies, including legislative and environmental matters.

• Independence of Directors

        The New York Stock Exchange ("NYSE") prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors "affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company)." In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

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  The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

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  The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

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  (a) The Director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (d) The Director or an immediate family member was within the last three years (but is no longer) a partner or an employee of such a firm and personally worked on our audit within that time period;

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  The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

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  The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

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  A Director who owns, together with any ownership interests held by members of the Director's immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

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  A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization's consolidated gross revenues, is not independent until three years after falling below such threshold.

        The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: William F. Aldinger III, Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, August A. Busch III, James P. Kelly, Charles F. Knight, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Mary S. Metz, Toni Rembe, Joyce M. Roché, Laura D'Andrea Tyson and Patricia P. Upton. Each member of the Audit Committee, the Human Resources Committee and the Corporate Governance and Nominating Committee is independent.

 • Compensation of Directors

        The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee's current members are August A. Busch III (Chairman), James P. Kelly, John B. McCoy, Mary S. Metz, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service, and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

        The Committee's charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages CCA Strategies LLC, an employee benefits and compensation consulting firm and a division of JPMorgan Retirement Plan Services (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request CCA Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for directors.

        Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $85,000, together with $2,000 for each Board meeting or review session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $5,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $20,000. The Lead Director also receives an additional annual retainer of $20,000.

        Under the AT&T Non-Employee Director Stock and Deferral Plan (the "Director Deferral Plan"), Directors may choose to receive their retainers in the form of our common stock or cash. Under that plan, Directors may also choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid out at the Director's election in a lump sum or in up to 15 annual installments after the Director ceases service with the Board. Deferred stock units acquired before 2007 are paid out in the form of common stock (subject to the right to make a one-time election to have all future payouts of deferred stock units be made in cash); all other deferred stock units are paid out in cash.

        In addition, under the Director Deferral Plan each non-employee Director annually receives one and one-half times his or her base annual retainer in the form of deferred stock units. Each Director who joined the Board after November 21, 1997, and before September 24, 2004, receives an additional annual grant of $13,000 in the form of deferred stock units, limited to 10 annual grants. The annual grants are fully earned and vested at issuance. These deferred stock units are paid at the same time and manner as deferred stock units acquired with deferred retainers and fees.

        Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody's Long-Term Corporate Bond Yield Average for September of the preceding year ("Moody's Rate"). This interest rate roughly approximates the market interest rate prescribed by the Securities and Exchange Commission ("SEC") for disclosure purposes. Amounts earned above the SEC interest rate, if any, are included in the "Director Compensation" table on page 9 under the heading "Change in Pension Value and Non-qualified Deferred Compensation Earnings." Directors may annually choose to convert their Cash Deferral Accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

        AT&T does not offer non-employee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive annually 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service, not to exceed 10 years. The payments will continue for the life of the Director. If the Director dies before receiving 10 years of payments, the Director's beneficiaries will receive the payments for the remainder of the 10-year period.

        Upon our acquisition of Pacific Telesis Group ("PTG") on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody's Rate plus 4% for deferrals from 1985 through 1992, Moody's Rate plus 2% for deferrals from 1993 through 1995, and the 10-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

        Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash and stock based deferrals under plans offered by BellSouth. These deferrals pay out in accordance with the choices of the Directors. Cash deferrals earn a rate of interest equal to Moody's Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

William F. Aldinger III	130,300	127,500	0	5,242	263,042
Gilbert F. Amelio	149,300	127,500	332	3,522	280,654
Reuben V. Anderson (6)	116,600	127,500	0	154	244,254
James H. Blanchard (6)	115,200	127,500	0	154	242,854
August A. Busch III	123,000	127,500	0	21,117	271,617
Martin K. Eby, Jr.	47,433	0	0	29,779	77,212
James A. Henderson	53,400	0	0	20,162	73,562
James P. Kelly	128,300	127,500	0	154	255,954
Charles F. Knight	121,000	127,500	0	18,786	267,286
Jon C. Madonna	148,400	127,500	0	2,144	278,044
Lynn M. Martin	111,200	140,500	0	12,403	264,103
John B. McCoy	141,333	140,500	0	21,479	303,312
Mary S. Metz	116,600	127,500	4,198	23,601	271,899
Toni Rembe	121,600	127,500	42	1,961	251,103
S. Donley Ritchey	51,800	0	6,488	18,563	76,851
Joyce M. Roché	114,900	140,500	0	2,615	258,015
Laura D'Andrea Tyson	114,300	140,500	0	2,763	257,563
Patricia P. Upton	119,500	127,500	23,753	4,486	275,239

1.
The following table shows the number of deferred stock units purchased in 2007 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases during the following calendar year of deferred stock units at the fair market value of our stock at the time of the purchase.

Director	Deferred Stock Units	Director	Deferred Stock Units

William F. Aldinger	2,164	James P. Kelly	1,091
Gilbert F. Amelio	1,269	Charles F. Knight	3,059
Reuben V. Anderson	783	John B. McCoy	3,580
James H. Blanchard	764	Toni Rembe	1,933
August A. Busch III	3,121	Joyce M. Roche	2,164
2.
This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with Statement of Financial Accounting Standard ("FAS") 123R, and deferred. The deferred stock units will be distributed after the Director ceases his or her service with the Board at the times elected by the Director.

3.
Each of Mr. Aldinger and Mr. Madonna hold 2,035 outstanding restricted stock units which were received while they were serving on the Board of Directors of AT&T Corp., before its acquisition by AT&T Inc. (then known as SBC Communications Inc.). Pursuant to the acquisition agreement, these restricted stock units were converted into AT&T Inc. units. The units vest 50% in each of 2008 and 2009. At vesting of the units, each unit is converted into a share of AT&T Inc. stock. Termination of service on the Board before vesting of these units will result in forfeiture of the units. Mr. Madonna was also issued options by AT&T Corp., which were converted into options to acquire

  2,496 shares of AT&T Inc. common stock. Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 55,910 options, 72,934 options, and 41,099 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.

4.
The amount shown for Ms. Upton represents the total change in the actuarial present value of her pension during 2007. (The pension plan was discontinued for new Directors joining the Board in 1997 and later.) Amounts shown for all other Directors represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation. The amounts shown for other Directors relates solely to amounts deferred under the terms of Pacific Telesis Group plans before that company's acquisition by AT&T Inc.

5.
Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2007, a total of $128,902 was paid on behalf of active Directors under the program. The amounts reported in this column include the following matching contributions paid on behalf of the following Directors: Mr. Busch—$15,000, Mr. Eby—$24,420 ($14,150 of which relates to contributions made in 2006), Mr. Henderson—$15,000, Mr. Knight—$15,000, Mr. McCoy—$15,000, Dr. Metz—$17,982 ($10,000 of which relates to contributions made in 2006) and Mr. Ritchey—$15,500 ($500 of which relates to contributions made in 2006).

6.
Under the BellSouth Non-Employee Directors Charitable Contribution Program, BellSouth Directors were permitted to designate contributions of up to $1 million, depending on years of service. Pursuant to the program, Directors Anderson and Blanchard each designated contributions that are not reflected in the table above because they were required to be accrued prior to 2007. Of these amounts, $200,000 was paid in 2007 on behalf of each of these Directors, and $200,000 will be paid in 2008 on behalf of Mr. Anderson.

RELATED PERSON TRANSACTIONS

        Under the rules of the Securities and Exchange Commission, public issuers, such as AT&T, must disclose certain "Related Person Transactions." These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

        AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

        In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

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  whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person

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  whether there are business reasons for the Company to enter into the Related Person Transaction

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  whether the Related Person Transaction would impair the independence of an outside director, and

  •
  whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director's, executive officer's or other related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

        A Related Person Transaction entered into without the Committee's pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

        During 2007, a son-in-law of Edward E. Whitacre, Jr., a brother of Stanley T. Sigman, a brother of Ronald E. Spears (Group President-Global Business Services), and a daughter of James W. Callaway (Senior Executive Vice President-Executive Operations) were employed by subsidiaries with approximate rates of pay, including target incentive awards, between $130,000 and $200,000. These rates of pay are similar to those paid for comparable positions at the Company. The employment of each of these persons was approved by the Corporate Governance and Nominating Committee under the Company's Related Party Transactions Policy.

        After Mr. de la Vega became an executive officer on June 4, 2007, an affiliate of AT&T purchased his Atlanta, Georgia, home based on the appraised value (approximately $1.18 million), pursuant to an AT&T relocation plan; the proceeds of the sale were used by Mr. de la Vega to repay a cash advance of approximately $540,000 that was made under the plan prior to his becoming an executive officer. During 2007, in connection with Mr. Sigman's retirement, an affiliate of AT&T purchased his Atlanta, Georgia apartment, including furnishings, for $1 million, which was the price paid by Mr. Sigman when he purchased the apartment three years earlier and was at the mid range of the appraised value exclusive of the furnishings. Each of these transactions was approved by the Corporate Governance and Nominating Committee under the Company's Related Party Transactions Policy.

COMMON STOCK OWNERSHIP

        The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2007 (except as noted in footnote 5), held by each Director, nominee and officer named in the "Summary Compensation Table" on page 46. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options)(1)	Non- Voting Stock Units(2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options)(1)	Non- Voting Stock Units(2)

William F. Aldinger III	15,118	9,482	Patricia P. Upton	13,736	34,860
Gilbert F. Amelio	5,399	50,382	Randall L. Stephenson	1,148,381	173,484
Reuben V. Anderson	74,860	4,144	Richard G. Lindner	284,105	27,635
James H. Blanchard	136,815	4,124	Ralph de la Vega	665,238	0
August A. Busch III (3)	83,354	104,860	Forrest E. Miller	648,968	84,106
James P. Kelly	47,066	4,456	John T. Stankey	321,242	32,304
Charles F. Knight	24,978	64,028	Edward E. Whitacre, Jr. (5)	10,492,478	2,454
Jon C. Madonna	15,034	7,287	Stanley T. Sigman (5)	934,875	68,255
Lynn M. Martin	8,274	34,411	James D. Ellis (5)	1,895,593	28,595
John B. McCoy	31,584	65,924
Mary S. Metz	3,989	40,251	All executive officers and
Toni Rembe (4)	16,548	50,373	Directors as a group
Joyce M. Roché	2,041	54,675	(consisting of 30 persons,
Laura D'Andrea Tyson	11,648	38,188	including those named above)	19,473,038	1,072,642

1.
The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and officers hold the following numbers of options: Mr. Anderson—55,910, Mr. Blanchard—72,934, Mr. Kelly—41,099, Mr. Madonna—2,496, Mr. Stephenson—949,409, Mr. Lindner—205,837, Mr. de la Vega—494,832, Mr. Miller—575,804, Mr. Stankey—178,101, Mr. Whitacre—8,506,268, Mr. Sigman—876,319, Mr. Ellis—1,389,446, and all executive officers and Directors as a group—15,531,928. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio—5,381, Mr. Blanchard—390, Mr. Busch—6,600, Mr. Madonna—12,538, Dr. Metz—797, Ms. Rembe—2,573, Dr. Tyson—11,648, Ms. Upton—5,025, Mr. Stephenson—139,451, Mr. Lindner—78,267, Mr. Miller—72,458, Mr. Stankey—17,496, Mr. Whitacre—31,668, and Mr. Ellis—318,432.

2.
Represents number of vested stock units held by the Director or officer, where each stock unit is equal in value to one share of our AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the Director at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under "Compensation of Directors," AT&T's plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

3.
Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.

4.
Ms. Rembe disclaims beneficial ownership of 2,145 shares held in a trust for her spouse and 428 shares held by her spouse's corporation.

5.
Represents beneficial ownership as of June 3, 2007, for Mr. Whitacre and Mr. Ellis, and October 11, 2007, for Mr. Sigman, the dates the respective individuals each ceased being a Named Executive Officer.

MATTERS TO BE VOTED UPON

        Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted "for" a matter exceeds the number of votes cast "against" such matter.

        In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director's election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or "incumbent" Director), the Director must promptly tender his or her resignation to the Board, subject to the Board's acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

        If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast.

        Because no persons other than the incumbent Directors have been nominated for election at the 2008 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

        All other matters at the 2008 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked "abstain" with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

        Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of Directors and the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals. At the 2008 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the stockholder proposals (Items 3 through 7). Because broker non-votes are not included in the vote, they will have no effect on the vote for any of the proposals.

 • Election of Directors (Item No. 1)

        The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2009 Annual Meeting.

RANDALL L. STEPHENSON, age 47, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Before being named Chairman and Chief Executive Officer, Mr. Stephenson had served as Chief Operating Officer of AT&T Inc. since April 2004. He was Senior Executive Vice President and Chief Financial Officer of AT&T Inc. from August 2001 through May 2004. Prior to becoming Chief Financial Officer, Mr. Stephenson held a variety of high-level finance and marketing positions with AT&T or its subsidiaries since 1996. He first joined AT&T through its subsidiary, Southwestern Bell Telephone Company, in 1982. He is the Chairman of the Executive Committee. He has been a Director of AT&T since June 2005. Mr. Stephenson is a Director of Emerson Electric Co.

WILLIAM F. ALDINGER III, age 60, is President and Chief Executive Officer of Capmark Financial Group Inc. (a commercial real estate finance company headquartered in San Mateo, California) and has served in this capacity since June 2006. Mr. Aldinger was Chairman and Chief Executive Officer of HSBC North America Holdings Inc. (a financial services company in Prospect Heights, Illinois) from January 2004 until April 2005. He also served as Chairman from 1996 and Chief Executive Officer from 1994 of HSBC Finance Corporation (formerly Household International, Inc.) until April 2005. Mr. Aldinger has been a Director of AT&T since November 2005. He served as a Director of AT&T Corp. from 2003 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Aldinger is a member of the Audit Committee and the Human Resources Committee. He is a Director of Capmark Financial Group Inc.; Illinois Tool Works Inc.; KKR Financial Corp.; and Charles Schwab Corporation.

GILBERT F. AMELIO, age 65, who began his career at Bell Labs, is Chairman and Chief Executive Officer of Jazz Technologies, Inc. (formerly Acquicor Technology Inc.) and has served in this capacity since August 2005. Jazz Technologies is the parent company of Jazz Semiconductor, Inc., an independent semiconductor wafer foundry headquartered in Newport Beach, California. He has also been Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) since April 2001. Dr. Amelio was Chairman and Chief Executive Officer of Beneventure Capital, LLC (a full-service venture capital firm in San Francisco, California) from 1999 to 2005 and was Principal of Aircraft Ventures, LLC (a consulting firm in Newport Beach, California) from April 1997 to December 2004. In 2003, AmTech, LLC (a high technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to April 2004, declared bankruptcy. Dr. Amelio was elected a Director of AT&T in February 2001 and had previously served as an Advisory Director of AT&T from April 1997 to February 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T in 1997. He is the Chairman of the Human Resources Committee and a member of the Audit Committee and the Executive Committee. Dr. Amelio is a Director of Jazz Technologies, Inc.

REUBEN V. ANDERSON, age 65, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He served as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is a member of the Finance/Pension Committee and the Public Policy and Environmental Affairs Committee. Mr. Anderson is a Director of The Kroger Co. and Trustmark Corporation.

JAMES H. BLANCHARD, age 66, was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company in Columbus, Georgia) and served in this capacity from July 2005 to October 2006. He served as Chief Executive Officer of Synovus Financial Corp. from January 1971 to July 2005. Mr. Blanchard was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is a member of the Corporate Development Committee and the Human Resources Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System Services, Inc.

AUGUST A. BUSCH III, age 70, was Chairman of the Board of Anheuser-Busch Companies, Inc. (a brewing, packaging, and family entertainment holding company in St. Louis, Missouri) from 1977 until his retirement in December 2006. Mr. Busch also served as Chief Executive Officer of Anheuser-Busch Companies, Inc. from 1975 until June 2002. Mr. Busch has been a Director of AT&T since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. He is the Chairman of the Corporate Governance and Nominating Committee and a member of the Corporate Development Committee and the Executive Committee. Mr. Busch is a Director of Anheuser-Busch Companies, Inc.; Emerson Electric Co.; and Grupo Modelo, S.A. de C.V.

JAMES P. KELLY, age 64, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002. Mr. Kelly was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Kelly is a Director of Dana Corporation and United Parcel Service, Inc.

JON C. MADONNA, age 64, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions throughout his career. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002 and was Chairman of DigitalThink, Inc. from April 2002 to May 2004. Mr. Madonna has been a Director of AT&T since November 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairman of the Audit Committee and a member of the Corporate Development Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc.; Jazz Technologies, Inc.; and Tidewater Inc.

LYNN M. MARTIN, age 68, is President of The Martin Hall Group, LLC (a human resources consulting firm in Chicago, Illinois) and has served in this capacity since January 2005. Ms. Martin was Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm in Chicago, Illinois) from 1993 until September 2005. She served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of AT&T since October 1999. She served as a Director of Ameritech Corporation from 1993 until the company was acquired by AT&T in 1999. Ms. Martin is a member of the Finance/Pension Committee and the Public Policy and Environmental Affairs Committee. She is a Director of Constellation Energy Group, Inc.; certain Dreyfus Funds; The Procter & Gamble Company; and Ryder System, Inc.

JOHN B. MCCOY, age 64, was Chairman from November 1999 and Chief Executive Officer from October 1998 of Bank One Corporation (commercial and consumer bank based in Chicago, Illinois) until his retirement in December 1999, and Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998. Mr. McCoy has been a Director of AT&T since October 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T in 1999. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee. He is a Director of Cardinal Health, Inc.; ChoicePoint Inc.; and Onex Corporation.

MARY S. METZ, age 70, is Chair Emerita of the Board of Trustees of American Conservatory Theater (a nonprofit nationally renowned theater and an accredited conservatory in San Francisco, California), where she served as Chair of the Board of Trustees from November 2004 until June 2007. Dr. Metz is also President Emerita of Mills College. She was President of S. H. Cowell Foundation in San Francisco, California, from January 1999 until her retirement in March 2005, and was Dean of the University Extension of the University of California at Berkeley from 1991 until 1998. Dr. Metz has been a Director of AT&T since April 1997. She served as a Director of Pacific Telesis Group from 1986 until the company was acquired by AT&T in 1997. She is a member of the Corporate Governance and Nominating Committee and the Public Policy and Environmental Affairs Committee. Dr. Metz is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and UnionBanCal Corporation.

JOYCE M. ROCHÉ, age 60, is President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) and has served in this capacity since September 2000. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Ms. Roché has been a Director of AT&T since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy and Environmental Affairs Committee. She is a Director of Anheuser-Busch Companies, Inc.; Macy's, Inc.; and Tupperware Corporation.

LAURA D'ANDREA TYSON, age 60, is Professor of Business Administration and Economics at the Walter A. Haas School of Business, University of California at Berkeley, and has served in this capacity since January 2007. She was Dean of London Business School, London, England, from January 2002 until December 2006. Dr. Tyson was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of AT&T since October 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T in 1999. She is a member of the Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is a Director of Eastman Kodak Company and Morgan Stanley.

PATRICIA P. UPTON, age 69, is President and Chief Executive Officer of Aromatique, Inc. (manufacturer and wholesaler of decorative fragrances in Heber Springs, Arkansas) and has served in this capacity since 1982. Ms. Upton has been a Director of AT&T since June 1993. She is a member of the Human Resources Committee and the Public Policy and Environmental Affairs Committee.

        If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Your Board of Directors Recommends a Vote "FOR"
Each of the Above Nominees for Election as Directors.

• Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (Item No. 2)

        This proposal would ratify the appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. by the Audit Committee of the Board of Directors for the fiscal year ending December 31, 2008. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify this appointment, the Committee will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote "FOR"
Ratification of the Appointment of Ernst & Young LLP as Independent Auditors.

• Stockholder Proposals (Items 3 through 7)

        Certain stockholders have advised the Company that they intend to introduce at the 2008 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal (Item No. 3)

Corporate Political Contributions and Trade Association Payments

        Resolved, that the shareholders of AT&T ("Company") hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

  1.
  Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

  2.
  Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

  a.
  An accounting of the Company's funds that are used for political contributions or expenditures as described above;

  b.
  Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

    c.
    The internal guidelines or policies, if any, governing the Company's political contributions and expenditures.

The report shall be presented to the board of directors' audit committee or other relevant oversight committee and posted on the company's website to reduce costs to shareholders.

Supporting Statement

As long-term investors, the proponent, the proposal's sponsor, supports transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; and electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of the company and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

AT&T contributed at least $20 million in corporate funds since the 2002 election cycle. (CQ's PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.orq/index.phtml)

However, relying on publicly available data does not provide a complete picture of the Company's political expenditures. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Dell, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

The Company's Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

YOUR DIRECTORS' POSITION

        Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry and the Company's operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. We do so by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance AT&T's business objectives and the interests of our stockholders. In making such contributions, AT&T is committed to complying with campaign finance and lobbying laws, and changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses. The amount of AT&T's expenditures in this area is de minimis as compared to the total expenditures of the Company in a year. The adoption of this proposal would add unnecessary costs to the business.

        Each year, your Board of Directors authorizes a maximum amount of aggregate contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer (lesser amounts may be approved by delegates). All expenditures must be submitted to the Company's attorneys to confirm that each contribution is lawful. AT&T's policy with respect to political contributions is clearly set forth on the Company's website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

        In addition, no Company funds, by law, are expended to make Federal political contributions. Federal law has long prohibited corporate contributions to Federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the "McCain Feingold Act"), corporate contributions to Federal political parties and Leadership Committees are prohibited, effective November 6, 2002.

        As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which AT&T operates have extensive reporting requirements. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on your Company.

        This proposal would impose unwarranted expenditures of funds and administrative burdens on your Company and would be uniquely applicable only to your Company and not to our competitors, unions or any other participants in the process. Your Directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to AT&T.

Your Board of Directors Recommends a
Vote "AGAINST" This Proposal.

Stockholder Proposal (Item No. 4)

Exclude Pension Credits from Calculations of Performance-Based Pay

Resolved: The shareholders of AT&T, Inc. urge the Board to determine future awards of performance-based compensation for executive officers using a measure of earnings that excludes non-cash "pension credits" that result from projected returns on employee pension fund assets, and to report annually to shareholders on the specific financial performance measure used to award performance pay.

Supporting Statement

In recent years a substantial share of AT&T's reported earnings has not been cash flow from ordinary operations, but rather accounting rule income from "pension credits." Because pension credits reflect neither operating performance—nor even actual returns on company pension assets—we believe these credits should not factor into performance-based executive compensation.

When this resolution was submitted by one of its co-sponsors to the pre-merger AT&T, the Board's Compensation and Employee Benefits Committee adopted it as an executive compensation policy (February 23, 2004). The Committee stated, in the 2004 proxy statement, that "[w]e are joining many other companies which are adopting similar compensation policies, which our Board believes comport with evolving best practices for executive compensation."

Unfortunately, the policy was not included in AT&T's post-merger Corporate Governance Guidelines. We believe it should be.

Pension income is simply not a good measure of management's operating performance. Pension credits are not even based on actual investment returns, but on the "expected return" on plan assets and other assumptions set by management. For example, SBC Communications (which merged with the "old" AT&T) used non-cash pension credits to add $1.14 billion to reported operating income in 2002.

Similarly, management at the pre-merger AT&T added $1.3 billion in pension credits to earnings in 2000 through 2002 based on a projected $5 billion net gain on pension investments. In 2000, pension credits of $775 million accounted for nearly one-fifth (19.7%) of AT&T's pretax income.

In reality, AT&T's the pension trust actually lost $2.9 billion over this three-year period. Meanwhile the pension surplus deteriorated from $9 billion surplus to less than $1 billion by year-end 2002.

According to a Wall Street Journal report (June 25, 2001), "companies can use pension accounting to manage their earnings by changing assumptions to boost the amount of pension income that can be factored into operating income."

An Institutional Shareholder Services (ISS) issue brief explained that "although in many cases pension assets plummeted in value, non-cash "pension credits" boosted not only reported earnings, but also performance-based executive pay." ["Cookie-Jar Accounting: Pension Credits Plump Executive Pay," ISS, April 2002.]

Because AT&T's management retains great discretion over the assumptions used to calculate pension credits, we believe that excluding this accounting rule income from calculations of executive pay will help to assure shareholders that this discretion will not lead to conflicts of interest.

In addition, if incentive pay formulas encourage management to skip cost-of-living adjustments expected by retirees, or to reduce retirement benefits expected by employees (as we believe AT&T did in switching to a cash balance pension plan), in our opinion AT&T's ability to recruit and retain experienced employees could be undermined.

Please VOTE FOR this resolution.

YOUR DIRECTORS' POSITION

        Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders. We believe that, for purposes of performance-based compensation based on net income, it is better to determine awards as much as practical on the basis of the financial and operating results that we report to our stockholders in accordance with generally accepted accounting principles ("GAAP") and other standards set forth by the Financial Accounting Standards Board (the "FASB") and the SEC.

        The manner in which we and other public companies account for and report pension expense is mandated by and consistent with GAAP, applicable SEC requirements and various FASB standards and guidelines. Under GAAP and applicable FASB accounting standards, we are required to estimate and recognize the cost of providing a pension for each participating employee over the period that the employee is expected to work for AT&T. Our estimates are partially based on assumptions made at the beginning of the year about the amount that will be earned through investment of the funds held in the separate pension trust. We are required to recognize gains or losses when the actual investment return on the pension plan assets varies from the level that was initially assumed for purposes of estimating pension expense. This adjustment, net of certain other accounting adjustments, sometimes results in a gain or "pension credit." Adjustments reflecting gains or losses are likely to be made each year, since there will almost certainly be variations between our actual return on pension assets and the assumptions that we made in initially recording the estimated pension expense. Therefore, including adjustments such as "pension credits" in our reported earnings is consistent with applicable accounting standards and with the practice of other public companies.

        AT&T's executive compensation programs and policies are administered by the Human Resources Committee of the Board of Directors, which is composed entirely of outside, independent Directors. The Committee believes the best way to serve stockholders is to create a competitive compensation program that attracts and retains the best managers, rewards performance, and brings value to our stockholders. To meet these objectives, the Committee seeks to base a significant portion of executive compensation on performance and to establish incentives that drive performance and add stockholder value. We believe that the administration of our compensation program and the criteria to be used for awarding performance-based compensation to our executive officers are best left to the discretion and expertise of the Human Resources Committee. Furthermore, to the extent that we link these criteria to our financial and operating results, we believe that as much as practical we should use the same results that we report to our stockholders in accordance with GAAP, FASB standards and applicable SEC regulations.

Your Board of Directors Recommends a
Vote "AGAINST" This Proposal.

Stockholder Proposal (Item No. 5)

5—Independent Lead Director

Resolved, Shareholders request that our Board adopt a bylaw to require that our company have an independent lead director whenever possible with clearly delineated duties, elected by and from the independent board members, to be expected to serve for more than one continuous year, unless our company at that time has an independent board chairman. The standard of independence would be the standard set by the Council of Institutional Investors.

The clearly delineated duties at a minimum would include:

  •
  Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.
  •
  Serving as liaison between the chairman and the independent directors.
  •
  Approving information sent to the board.
  •
  Approving meeting agendas for the board.
  •
  Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.
  •
  Having the authority to call meetings of the independent directors.
  •
  Being available for consultation and direct communication, if requested by major shareholders.

A key purpose of the Independent Lead Director is to protect shareholders' interests by providing independent oversight of management, including our CEO. An Independent Lead Director with clearly delineated duties can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

An Independent Lead Director should be selected primarily based on his qualifications as a Lead Director, and not simply default to the Director who has another designation on our Board. Additionally an Independent Lead Director should not be rotated out of this position each year just as he or she is gaining valuable Lead Director experience.

Please encourage our board to respond positively to this proposal and establish a Lead Director to protect shareholders' interests:

Independent Lead Director—
Yes on 5

YOUR DIRECTORS' POSITION

        Your Board of Directors opposes this proposal because AT&T already has a Lead Director whose duties are designed to protect stockholders' interests by providing independent oversight of management.

        In accordance with the requirements of the New York Stock Exchange, AT&T's Corporate Governance Guidelines require that our non-management Directors meet in executive session at least quarterly and that these executive sessions be chaired by a Lead Director chosen from among the non-management directors. In addition to presiding at each session of the non-management Directors, the duties of our Lead Director include:

  •
  preparing the agendas for the executive sessions of the non-management Directors,
  •
  acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer,
  •
  coordinating the activities of the non-management Directors when acting as a group,
  •
  making him or herself available to act as a contact point for interested persons, and
  •
  advising the Chairman and Chief Executive Officer as to the quality quantity and timeliness of the flow of information from management, including the materials provided to Directors at board meetings.

        In addition, the Board has recently amended the Corporate Governance Guidelines to provide that the Lead Director serve for a two-year term.

        All of our non-employee Directors, including our Lead Director, satisfy the independence requirements of the New York Stock Exchange, as well as the additional independence requirements set forth in our Corporate Governance Guidelines.

        Because AT&T's Corporate Governance Guidelines already provide for a non-management Lead Director, we believe that this proposal is unnecessary and recommend that stockholders vote against it.

Your Board of Directors Recommends a
Vote "AGAINST" This Proposal.

Stockholder Proposal (Item No. 6)

Supplemental Executive Retirement Plan Policy Proposal

Be it Resolved: That the shareholders of the AT&T Inc. ("Company") hereby urge that the Board of Director's executive compensation committee establish a policy limiting the benefits provided under the Company's supplemental executive retirement plan ("SERP Policy"). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive's annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan's definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Supporting Statement: We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans ("SERPs"). Our Company has established a SERP, the Supplemental Employee Retirement Plan. The Supplemental Employee Retirement Plan provides the Company's chief executive officer ("CEO") and other senior executives retirement benefits far greater than those permitted under the Company's tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan(s).

At present, U.S. tax law maintains a $230,000 limit on the level of compensation used to determine a participant's retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives' pension benefits by including the executive's full salary and annual bonus in the compensation figure. The Company's 2007 proxy statement indicates that the combined salary and bonus figure was $8,883,000 for the CEO, approximately 38 times the $230,000 compensation limit in the Company's tax-qualified pension plan.

Our position is that the inclusion of an executive's annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive's annual salary. No variable incentive pay should be included in a senior executive's pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal's limitation on the type of compensation that can be considered in determining senior executives' retirement benefits to only the executive's salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.

YOUR DIRECTORS' POSITION

        SERP retirement benefits are part of a comprehensive compensation package used to attract and retain selected senior executives. SERPs are utilized by many large public companies, including many which compete with us for qualified senior executives. The Human Resources Committee, which is comprised entirely of independent directors, is responsible for ensuring that executive compensation is sufficient to attract, retain and reward executives in a competitive business environment.

        The Company limits participation in the SERP, and finds the SERP Plan to be a useful component of executive compensation. Any benefit provided under our SERP is offset by amounts payable under any other Company qualified or nonqualified defined benefit pension plan.

        The Board recognizes that it must perform its responsibilities in a manner that it believes to be in the best interests of the Company and its stockholders. In order to fulfill those obligations, the Board and the Human Resources Committee must be able to design and approve executive compensation packages that address the facts and circumstances of an individual executive's situation. Requiring the

Board to adopt an arbitrary policy limiting executive retirement benefits would substantially hamper and undermine its ability to attract and retain desirable candidates.

        The Human Resources Committee continuously reviews the compensation and benefits for executives. As one of many recent changes, the Human Resources Committee reduced the target SERP percentage to 50% for all new participants.

        The Human Resources Committee has engaged an independent consultant to assist it with periodic benchmarking within the Company's compensation peer group to ensure that our executive compensation and benefits programs are competitive with the marketplace. We believe that our SERP and other retirement benefits are consistent with market practice.

        For these reasons, your Board of Directors believes it is in the best interests of the Company and its stockholders for the Company to retain the flexibility to consider making SERP benefits part of the compensation package for any or all of its senior executives without being limited by a policy that could put the Company at a significant competitive disadvantage.

Your Board of Directors Recommends a
Vote "AGAINST" This Proposal.

Stockholder Proposal (Item No. 7)

Advisory Shareholder Vote on Compensation Committee Reports

Resolved, the shareholders of AT&T hereby request that the Board include, as a voting item printed in the proxy statement for each annual meeting of stockholders, an advisory resolution proposing that stockholders approve or disapprove the compensation of the named executive officers as set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT. The board's proposal shall make clear that the vote is advisory and will not abrogate any employment agreement.

Supporting Statement

We believe current rules governing senior executive compensation do not give shareholders sufficient influence over pay practices—nor do they give the Board adequate feedback from the owners of the company.

The advisory vote proposed here is similar to the shareholder vote required in other countries, including the U.K., Australia and the Netherlands (which requires a binding shareholder vote).

AT&T's Board has been criticized for excessive CEO pay relative to performance. A study by The Corporate Library ("Pay for Failure: The Compensation Committees Responsible," March 31, 2006) singled out AT&T as one of eleven large U.S. companies "where the disconnect between pay and performance is particularly stark."

The study notes that over the five fiscal years through 2005, then-CEO Edward Whitacre received $85.2 million in compensation, while total shareholder return was negative 40.3%. The study stated that 100% LTIP payouts to Whitacre when "shareholder wealth has been diminished by a third over the period goes against common sense."

In our opinion, AT&T's executive pension and severance agreements stand out as unjustifiably costly.

Whitacre received a $158.4 million pension package when he retired last June, the highest pension benefit for any U.S. chief executive, according to Pensions & Investments ("Pension Goldmine Awaits AT&T, Occidental CEOs," April 2, 2007). This included $83.3 million in Senior Executive Retirement Plan (SERP) accumulations.

Whitacre's pension package was more than 25 times greater than the median combined pension and deferred compensation package of 485 public companies analyzed last year by the Corporate Library.

In case this platinum pension wasn't enough, Whitacre's golden parachute ("change in control severance payments") would have included $23.2 million in lump sum severance, $20.1 million in tax reimbursements, and $67.6 million in accelerated performance share vesting "whether or not the executive's employment is terminated" (2007 proxy statement).

The Board also targeted Whitacre's base salary, target bonus and long-term equity at the 75th percentile of the market. According to Institutional Shareholder Services, "such practice has the Lake Wobegon effect of ratcheting CEO compensation since CEOs are like the children of Lake Wobegon, all of them are above average."

The board did not limit its generosity to Whitacre. After just 5 years at AT&T, former CEO David Dorman left with a yearly pension of $2.1 million and his own $25 million parachute. Compare this to the freezing of the AT&T's rank-and-file pension plan.

AT&T's new CEO, Randall Stephenson, continues the trend. His change in control severance package would be in excess of $16.5 million.

Please vote FOR this proposal.

YOUR DIRECTORS' POSITION

        Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders.

        The process requested by the proposal is not necessary because AT&T already has an efficient and meaningful method of communicating with the Board of Directors. As discussed on page 3 under the heading "Board of Directors," stockholders and other interested parties may communicate with members of AT&T's Board of Directors, including the Lead Director, by writing to the Board, or a specific Committee Chair or director through the Office of the Secretary.

        We believe that direct communications between stockholders and the Board, including the Human Resources Committee, is a much more effective and accurate method of expressing support or criticism of AT&T's executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board will allow stockholders to voice any specific observations or objections to AT&T's executive compensation practices directly to the decision makers. Moreover, communicating directly with the Board will eliminate the need for the Human Resources Committee to speculate as to the meaning of stockholder approval or disapproval of the compensation set forth in the Company's proxy statement.

        In addition, the vote recommended in the proposal would not provide any useful information to AT&T and members of the Human Resources Committee. If implemented, the stockholder proposal would require AT&T stockholders to vote "yes" or "no" on the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide "useful feedback" on executive compensation, and it would not give AT&T stockholders the right to approve or disapprove of AT&T's executive compensation practices. The executive officers' compensation is composed of several different elements. Since the vote on the compensation would be either "yes" or "no" as a whole, the Committee would not have any information regarding which element the stockholders were voting against and what their specific objection was. The Committee would be forced to speculate regarding the stockholders' intent.

        Moreover, the vote advocated by the proposal fails to recognize that AT&T already has in place a thoughtful, performance-based executive compensation program. AT&T's executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Human Resources Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the Committee makes, oversees AT&T's executive compensation program. The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic, global marketplace in which AT&T competes for talent. AT&T will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

        Your Board of Directors does not believe the advisory vote called for by the stockholder proposal will enhance AT&T's compensation program. Instead of encouraging stockholders to take advantage of AT&T's current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism.

Your Board of Directors Recommends a
Vote "AGAINST" This Proposal.

AUDIT COMMITTEE

        AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T's financial statements, the independent auditors' qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T's compliance with legal and regulatory matters. The members of the Audit Committee are Mr. Madonna (Chairman), Mr. Aldinger, Dr. Amelio, and Mr. Kelly; each of whom was appointed by the Board of Directors. The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company's web site at www.att.com. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that the simultaneous service of Mr. Madonna on the Audit Committee and the three other public company audit committees on which he now serves would not impair his ability to effectively serve on AT&T's Audit Committee.

        The Board of Directors has determined that Mr. Madonna, Mr. Aldinger and Mr. Kelly are "audit committee financial experts" and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T's additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the Securities and Exchange Commission, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T's auditors or accountants, do not perform "field work" and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an "expert" for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T's financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T's financial statements and disclosures are complete and accurate. AT&T's Audit Committee charter provides that these are the responsibility of management and the independent auditors.

• Report of the Audit Committee

        The Audit Committee: (1) reviewed and discussed with management AT&T's audited financial statements for the year ended December 31, 2007; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the auditors the auditors' independence.

        Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007, be included in AT&T's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 14, 2008	The Audit Committee:
	Jon C. Madonna, Chairman	Gilbert F. Amelio
	William F. Aldinger III	James P. Kelly

• Principal Accountant Fees and Services

        Ernst & Young LLP acts as AT&T's principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

        This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairman. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

        All pre-approved services must commence, if at all, within 14 months of the approval.

        The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2007 and 2006 were as follows (dollars in millions):

  •
  Audit Fees were $27.2 and $20.0 for 2007 and 2006, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

  •
  Audit-Related Fees were $2.3 and $0.9 for 2007 and 2006, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, SAS 70 attestations, consultations concerning financial accounting and reporting standards, and audits and due diligence in conjunction with proposed or consummated acquisitions and dispositions.

  •
  Tax Fees were $4.3 and $4.4 for 2007 and 2006, respectively. These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

  •
  All Other Fees were $0.0 and less than $0.1 for 2007 and 2006, respectively. The 2006 fees were paid to assist in producing tax records for a government request.

COMPENSATION DISCUSSION AND ANALYSIS

        The Human Resources Committee, composed entirely of independent, non-employee Directors, is responsible for determining the compensation of our top executives, including the Named Executive Officers, and overseeing our overall management compensation practices. It also recommends new benefit plans to the Board when Board approval is required and acts as the administrator of certain of the Company's benefit plans. Its charter is available on our web site at www.att.com. No AT&T employee serves on this Committee. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Aldinger, Mr. Blanchard, and Ms. Upton.

        The Committee believes the best way to serve stockholders is to create a competitive compensation program that attracts and retains the best managers, rewards performance, and brings value to our stockholders. As part of this process, we set performance targets that are designed to create value for our stockholders and establish compensation programs that pay for achievement of the targets. The fundamental components of our compensation philosophy and program are straightforward.

        The Committee seeks to:

  •
  Attract, retain and motivate officers and employees in a highly competitive market for talent.
  •
  Base a significant portion of compensation on performance.
  •
  Establish incentives that drive performance and add stockholder value.
  •
  Recognize the individual value of the executive to the business.
  •
  Use comparator groups to assist in making annual compensation decisions.

        We utilize four basic elements to effectively achieve this philosophy:

  •
  Salary to pay a base compensation for taking on the day-to-day responsibilities of the position.
  •
  Annual incentive pay to motivate and reward for achieving short-term corporate and departmental goals. This aspect of compensation aligns officers' interests with corporate strategy and correlates pay with the achievement of business unit goals and, where appropriate, extraordinary individual efforts.
  •
  Long-Term incentive pay to reward executives for long-term Company performance.
  •
  Common types of benefits and perquisites to help the Company attract and retain key leadership and allow them to focus on the needs of the business.

Composition of 2007 Target Compensation

        We believe that our mix of compensation and incentives allows us to employ the officers with the necessary experience and expertise to manage the Company to create value for our stockholders. In the sections that follow we describe the process by which we set compensation and discuss the actual compensation for 2007.

        Role of Compensation Consultant The Committee is authorized by its charter to employ independent compensation consultants and other advisors. It may also form and delegate authority to various subcommittees. Presently, the Committee employs CCA Strategies, a division of JPMorgan Compensation and Benefit Strategies to assist in evaluating our executive compensation and benefits on an ongoing basis. The consultant attends all Committee meetings and provides information, research and analysis pertaining to executive compensation and benefits as requested by the Committee. The consultant makes recommendations for establishing the market values of the top positions at our Company and regularly updates the Committee on market trends and changing compensation practices.

        Setting Compensation Annually, the Committee meets to set compensation for the executive officers, including the Named Executive Officers, with the advice of the consultant. Where there has been a promotion or change in duties, the Committee may meet more often to adjust compensation. In setting compensation, the Committee reviews AT&T-specific market values recommended by the consultant for each executive position, along with compensation recommendations made by the Chief Executive Officer ("CEO") with respect to positions other than his own. The market values are comprised of a base salary component as well as short- and long-term incentive target award components.

        In making market value recommendations the consultant gathers data from each of the comparator groups (see chart below) at the percentiles of the market assigned by the Committee. The use of multiple comparator groups increases the number of data points available for comparison, thereby increasing the reliability of the recommendation.

Comparator Groups Used by Compensation Consultant

A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee.	Boeing, Cisco Systems, Comcast, Dell, General Electric, Hewlett-Packard, Honeywell, IBM, Intel, Johnson Controls, Lockheed Martin, Microsoft, Motorola, News Corp, Qwest Communications, Sprint Nextel, Time Warner, United Technologies, Verizon Communications, Walt Disney
Top 50 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/management and privately owned companies
Albertson's, Allstate, Altria Group, AmerisourceBergen, Archer Daniels Midland, Boeing, Cardinal Health, Caremark Rx, Caterpillar, Chevron, ConocoPhillips, Costco Wholesale, CVS, Dell, Dow Chemical, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Intel, Johnson & Johnson, Kroger, Lockheed Martin, Lowe's, Marathon Oil, McKesson, Medco Health Solutions, MetLife, Microsoft, Motorola, PepsiCo, Pfizer, Procter & Gamble, Safeway, Sears Holdings, Sprint Nextel, Target, Time Warner, United Parcel Service, United Technologies, UnitedHealth Group, Valero Energy, Verizon Communications, Walgreen, Wal-Mart Stores, Walt Disney, Wellpoint
Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/management and privately owned companies
Altria Group, AmerisourceBergen, Boeing, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, Dell, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Johnson & Johnson, Kroger, Marathon Oil, McKesson, Pfizer, Procter & Gamble, Target, Valero Energy, Verizon Communications, Wal-Mart Stores
Telecommunications and cable companies	Comcast, Motorola, Qwest Communications, Sprint Nextel, Time Warner, Verizon Communications

        Base salary and long-term target incentive awards are targeted to the 50th percentile, while short-term target incentive awards are targeted so that the total of salary and short-term incentive target approximates the 62nd percentile, consistent with our position as a market leader. We use incentive pay to focus executives on key business objectives and reward officers. Accordingly, we more heavily weight short-term incentive compensation in this manner to emphasize annual performance-based compensation over salary.

Percentiles of Market Used by Consultant

Base Salary	50th percentile of the market
Total Annual Cash Compensation (Short-Term Incentive Target Plus Base Salary)	62nd percentile of the market
Long-Term Incentive Target Compensation	50th percentile of the market

        After reviewing the data from the comparator groups, the consultant applies his judgment and experience to the relevant data to make preliminary market value recommendations for each executive position. The consultant then meets with management, including the CEO, to obtain its views on the relative value of each position at AT&T as well as the differences in responsibilities between the AT&T positions and those in the comparator groups, and then recommends AT&T-specific market values for each executive position at AT&T, other than that of the CEO.

        The consultant's recommendations on AT&T-specific market values, along with the CEO's compensation recommendations for each executive officer other than himself, are presented to the Committee. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibility, and achievements of each executive officer, as well as their current compensation. The Committee believes that input from both the CEO and the consultant provides useful information and points of view to assist the Committee in determining executive officer compensation. With this information, the Committee applies its own judgment to establish compensation for the coming year, including salary and the amount and terms of the short- and long-term target awards. Executives with significant experience and responsibility, who demonstrate exemplary performance, may be paid more than the market rates for their position, while less experienced executives may be paid less than the market rates.

        To determine the compensation for the CEO, the consultant considers the data from the comparator groups and makes recommendations at the same percentiles of the market as for other Named Executive Officers. Then, the Committee sets the compensation of the CEO by using its judgment of his skills, experience, responsibility, achievements and current compensation.

        The Committee used this process in setting compensation for Mr. Stephenson, who became CEO in June 2007. After reviewing the consultant's market value recommendations, and using its judgment of the skills, experience, responsibility, achievements, and Mr. Stephenson's current compensation, the Committee increased his annual salary by $249,000 to $1,275,000 per year, increased his short-term incentive target by $2,300,000 to $4,250,000 (which additional amount will be prorated from the date of his appointment as CEO), and increased his long-term incentive grant value by approximately $5.5 million to bring his total long-term to approximately $11 million. Mr. Stephenson's new compensation was 85% of the market value recommended by the consultant.

        The compensation for Mr. Whitacre, our prior CEO, was set in accordance with his 2001 employment contract, discussed on page 50, which required his total target compensation to be at least the amount awarded him in 2001. Other than a 6% increase in his short-term target incentive from the date of the contract through 2003, the Committee maintained his salary and short-term incentive target at substantially the same level as at the time of the contract. With respect to Mr. Whitacre's long-term incentive targets, other than special long-term incentives relating to future results from certain major acquisitions, the Committee also kept this amount substantially the same since the time of his contract. Mr. Whitacre retired from the Company in June 2007.

        In October, Mr. de la Vega was appointed CEO of AT&T Mobility, replacing Mr. Sigman, and Mr. Stankey took over the regional wireline operations in addition to his corporate responsibilities, including information technology and operations support. Based on the recommendations of Mr. Stephenson and taking into account the new market values determined by the consultant, the Committee raised Mr. de la Vega's and Mr. Stankey's salaries to $800,000 and target short-term bonuses to $1.2 million (the additional amounts to be pro-rated from the date their responsibilities changed). In addition, the Committee desired to provide these two officers with generally comparable total long-term compensation by granting 7,138 additional performance shares to Mr. de la Vega and 4,759 additional performance shares to Mr. Stankey.

        The Committee established Mr. Sigman's 2007 compensation in accordance with his employment contract with our AT&T Mobility subsidiary, discussed on page 51. Mr. Sigman retired from the Company in December 2007.

 • 2007 Compensation

        Summary AT&T uses a combination of salary, annual incentive bonus and long-term incentives as its principal compensation vehicles. In addition, as many other companies do, we provide health and retirement plans and other benefits.

        Annual Base Salaries Base salaries are designed to attract, retain, motivate and reward skilled, experienced executives to operate the business. We emphasize performance based compensation for executive officers, so base salaries are typically less than either target annual bonuses or long-term awards.

        Short-Term Incentives In 2007, the Committee used short-term incentives in the form of performance-based annual cash awards to compensate the Named Executive Officers for achievement of certain short-term objectives. The Committee established performance targets for the officers using financial and/or operational goals linking compensation to performance. The Committee establishes performance targets after reviewing our business plan and determining the short-term business metrics managers should focus on in order to drive results that benefit the Company and its stockholders. Because of the broad responsibilities of certain Named Executive Officers, such as the CEO and the Chief Financial Officer, their targets are tied to Company-wide measures. Other Named Executive Officers that are responsible for operating divisions are given targets tied to the operations for which they were responsible at the time of grant. If the performance target is achieved, the award is paid out at 100% (the "payout percentage"). If the Company achieves less than 100% of a performance target, the related award payout percentage is reduced on a sliding scale, or, if a minimum performance target is not achieved, no payout is made. Similarly, if the target is exceeded, the related award payout is increased up to a specified limit.

        The following table sets out the various performance measures used for the short-term incentives for the Named Executive Officers. For each officer, the specific performance measures, their weightings, and the resulting 2007 payout percentages are also set out. In determining the actual payout percentage for an officer, the individual payout percentages for the performance measures are averaged, based on their weightings. The weighted average may not exceed 125%. The resulting percentage for the officer can be increased or decreased by up to five percentage points (the "revenue modifier," described in more detail below) based on the achievement of certain revenue goals, in which case the maximum payout percentage may exceed 125%. The final percentage is then applied against the officer's target short term award to determine his short-term incentive payout.

Performance Measures for Short-Term Awards for Named Executive Officers

	Weightings By Officer
Performance Measure	Stephenson, Lindner, Miller, Stankey, Whitacre, Ellis	de la Vega (7)	Sigman	2007 Payout Percentage Achieved (6)(8)

Net Income	50%	20%	20%	111%
Free Cash Flow (1)	30%			125%
Wireline/Wireless Customer Satisfaction and Churn(2)	20%			107%
Regional Wireline Operating Contribution(3)		50%		100%
Regional Wireline Customer Satisfaction		15%		102%
22-State Wireline Customer Churn(4)		15%		83%
Wireless Operating Contribution(5)			20%	117%
Wireless AT&T Branded Net Additions			20%	118%
Wireless AT&T Branded Subscriber Average Revenue per Unit			20%	150%
Wireless AT&T Branded Churn			20%	97%

1.
Net cash provided by operating activities less construction and capital expenditures.
2.
Includes three measures: global business customer satisfaction, regional wireline customer satisfaction, and wireless branded customer churn.
3.
Revenues from consumer and small and medium business, less direct expenses related to these operations.
4.
Includes access line churn and broadband churn.
5.
Wireless operating income plus equity in net income of wireless affiliates, less minority interests.
6.
The payout percentage for each wireless measure may not exceed 150%; each non-wireless measure may not exceed 125%. After the payout percentage for each performance measure applicable to an officer is determined, they are averaged based on the weightings (set forth in the table above) applicable to that officer. The weighted average percentage payout for an officer may not exceed 125%, except as provided by the revenue modifier.
7.
Mr. de la Vega was responsible for regional wireline operations until October 2007, when he was placed in charge of our wireless operations. At that time, Mr. Stankey added the regional wireline operations to his corporate responsibilities, including information technology and operations support. Because their positions changed so late in the year, the Committee determined not to change the performance measures for their short-term incentive targets. Their 2008 targets reflect their new responsibilities.
8.
Set forth below are the financial and wireless branded net additions targets and results.

Performance Measure	Target ($ in millions unless otherwise indicated)	Actual Results ($ in millions unless otherwise indicated)	Range of Performance Target Achievement Eligible for Award Payout

Net Income	$11,120	$11,959	55% to 115%
Free Cash Flow	$13,198	$16,364	55% to 115%
Regional Wireline Operating Contribution	$14,204	$14,214	55% to 115%
Wireless Operating Contribution	$6,962	$7,199	90% to 110%
Wireless AT&T Branded Net Additions	4,789,516 subscribers	5,294,249 subscribers	70% to 130%

        As noted above the Company exceeded all of its short-term financial and wireless net subscriber targets. The Company significantly exceeded its free cash flow target and had strong results in net income, wireless operating contribution, and net subscriber additions under the AT&T brand. In determining our net income achievements, we excluded the effects of our acquisition of Dobson Communications Corporation.

        The table in footnote 8 does not include the following operational measures: customer satisfaction, customer churn or wireless branded subscriber average revenue per unit ("Wireless Branded ARPU"). The Company set the targets for these measures by looking at our 2006 results and setting our 2007 targets with a moderate increase in performance. As a result, we believe the targets were challenging. During 2007, the Company exceeded its Wireless Branded ARPU and customer satisfaction targets, and had less than a 100% achievement of its churn targets.

        In addition, the Committee also provided that the payout percentage would be adjusted by a "revenue modifier" that would subtract or add up to 5 percentage points to the payout percentage, depending on achievement of the 2007 adjusted revenue target of $118.9 billion. If the Company achieved the target, there would be no effect on the payouts; achievements running from 2.5% below to 1.5% above the target reduce or increase the payouts, respectively, by up to 5 percentage points. In 2007, we realized adjusted revenues of $119.8 billion, exceeding the target and causing the percentage payouts for each of the Named Executive Officers to increase by 2.5%. (The revenue amounts were adjusted to reflect changes in accounting methodologies in connection with the acquisition of BellSouth and to exclude the effects of the acquisition of Dobson Communications Corporation.)

        The Committee also issued discretionary bonuses for 2007 to the Named Executive Officers. The Committee recognized that the Company had very good performance in 2007 and that Mr. Stephenson was an essential part of that achievement. Accordingly, the Committee made a discretionary bonus award to Mr. Stephenson of $648,750, which brought his total award for 2007 (discretionary award and short-term incentive award) to $4.5 million. In addition, Mr. Stephenson recommended and the Committee approved discretionary bonuses for each of the other active Named Executive Officers based on his overall judgment of their achievements. These discretionary awards are shown in the "Summary Compensation Table" under "Bonuses." Mr. Sigman received a bonus of $160,000 determined in accordance with his employment contract, described under his employment contract on page 51.

        While the Committee is not limited in its ability to make discretionary bonus payments, it attempts to pay any such awards in accordance with Section 162(m) of the Internal Revenue Code, which permits a Company to deduct compensation over $1 million paid to the CEO or the three most highly paid Named Executive Officers only if the payment is made pursuant to a performance-based award under a stockholder approved plan. At the time the Committee sets performance objectives and payout targets for short-term incentives, it also sets the maximum award that may be made if the same performance objectives are achieved. This includes not only the performance-based award but also any discretionary award. The maximum award is subject to the same conditions as the target payout: if the targets are not met, then the maximum award is reduced or eliminated; if the targets are exceeded, a greater amount may be awarded. The Committee is not obligated to make discretionary bonuses, and it uses these bonuses to reward exceptional performance. For 2007 the Committee set maximum award limits of $15 million for Mr. Whitacre, $4.5 million for Mr. Stephenson, and $2 million for each of the other Named Executive Officers. The discretionary bonuses paid for 2007 were within these limits (as noted above, Mr. Whitacre received no discretionary bonus) and are set out under Bonuses in the "Summary Compensation Table."

        Long-Term Incentives—Introduction The Committee grants performance shares to the Named Executive Officers as a long-term incentive. Performance shares granted in 2007 are shown under "Estimated Future Payouts Under Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards" table. A performance share is equal in value to one share of our stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Officers also receive dividend equivalents on the performance shares equal to the dividends on our common stock.

        The value of performance shares fluctuates directly with changes in the price of our stock, which aligns managers' interests directly with stockholders' interests. Performance shares are paid out only to the extent that specific financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Depending on the terms of the grant, payouts are made in a combination of cash and stock or in cash alone; payouts made in whole or in part in cash reduce dilution caused by the payout of stock alone. Performance shares paid in cash are valued at the price of a share of AT&T common stock at the date of the approval of the payout of the award. The Committee also grants awards having the same terms as performance shares, including circumstances where there would be insufficient performance shares under the relevant plan available for such a grant, in which case the awards are payable only in cash. For all other purposes, we do not differentiate between these types of performance share awards. In the event of the termination of employment of an officer holding performance shares, unless the recipient is retirement eligible, the recipient may receive no more than a pro-rata portion of the award. An officer may be retirement eligible for purposes of performance shares if the officer meets the "modified rule of 75," which requires certain combinations of age and service that total at least 75 or if the officer is age 55 or older with at least five years of service. Retirees are eligible to receive the same payout as if they were still employed as of the date of payout, without any pro-rata reduction. To determine the number of performance shares to be granted, the Committee takes the average closing price of a share of AT&T stock during the first 10 business days of January and divides that average into the target long-term compensation value to get the number of performance shares granted. Where performance shares are granted later in the year, we use the first 10 business days of the relevant month. Beginning in 2008, we will determine the number of shares granted by using the value of the stock on the date the awards are granted by the Committee.

        Long-Term Compensation—Performance and Payout Targets Set in 2007 In 2007, the Committee granted executive officers long-term incentives in the form of performance shares for the 2007-2009 performance period. Mr. Whitacre's long-term compensation was again set based on the terms of his employment contract.

        The Committee uses return on invested capital as the long-term performance measure for target awards. This performance measure is calculated by averaging over the three-year performance period (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. We exclude the dilutive impacts of intangible amortization, asset write-offs, and accelerated depreciation resulting from mergers over $5 billion so that significant transactions that are not contemplated by a performance measure will not have an impact on the results. Return on invested capital (ROIC) was chosen as the applicable measure because it encourages managers to focus not only on net income, but also to ensure that the Company's capital is invested effectively and stockholder value is created. At the end of the performance period, the number of performance shares to be paid out, if any, are determined by comparing the actual performance of the Company against the performance objectives, set forth as a range of results. For performance above or below the performance target range the number of units are increased or reduced, respectively. The potential payout ranges from 0% to 150%. The ROIC target range for the 2007-2009 performance period was set well above our cost of capital. As a result, we believe the target range is aggressive, yet achievable.

        In setting Mr. Whitacre's long-term compensation, the Committee decided that 75% of his performance shares would be tied to return on invested capital (as described above), and the remaining 25% of the award would be based on the comparison of AT&T's total stockholder return (stock appreciation plus reinvestment of dividends) to companies in the Telecommunications Peer Group. Similarly, for the additional performance shares granted to Mr. Stephenson when he became CEO, the Committee provided that 25% of his performance shares would also be subject to the total stockholder return measure. The Telecommunications Peer Group is made up of companies in the North American Telecommunications Index, excluding equipment manufacturers and companies with a market capitalization of under $10 billion, and adding several cable, satellite and international companies not already in the Index (a listing of the companies in this group is set out below following the "AT&T Total Stockholder Return" chart). The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the adjusted index:

AT&T Total Stockholder Return compared to the Telecommunications Peer Group	Payout Percentage

AT&T is the top Company	200%
AT&T in 75 - 99th percentile of the Index	150%
AT&T in 50 - 74.99th percentile of the Index	100%
AT&T in 25 - 49.99th percentile of the Index	50%
AT&T below the 25th percentile of the Index	0%

In each case, the payout percentage is reduced by 10 percentage points if AT&T's total stockholder return is negative. If AT&T's results exceed a 20% total stockholder return, then the minimum payout is 10%.

Companies Included in the Telecommunications Peer Group:

Alltel Corporation America Movil S.A.B. de C.V. BCE, Inc. BT Group plc Comcast Corporation	DirecTV Group Inc. Qwest Communications International Inc. Sprint Nextel Corporation	Telefonos de Mexico S.A.B. de C.V Time Warner Cable Inc. Verizon Communications Inc. Vodafone Group plc

        The following chart shows the grant date values of the performance share grants made by the Committee in 2007. The ultimate payout of the target awards, if any, is dependent upon the achievement by the officers of their performance target.

2007 Long-Term Incentive Grants by the Committee (Current Officers)

Officer	Grant Date Values ($)

Randall L. Stephenson	11,202,105
Richard G. Lindner	3,320,187
Rafael de la Vega	3,279,923
Forrest E. Miller	3,480,849
John T. Stankey	3,507,549

        Long-Term Compensation—The Results for the 2005-2007 Performance Period As a preliminary matter, it is important to note that the many strategic acquisitions made over the past decade have transformed the Company into a premier global telecom competitor, creating substantial value for our stockholders. Through these acquisitions, we are realizing business opportunities as well as cost savings, and stockholders are benefiting from our dividends and recent stock price appreciation. In 2007, our stock price increased by 16%, resulting in a total stockholder return (including the reinvestment of dividends) of 21%. During 2007 the wealth of our stockholders increased by over $28 billion in market value and over $8.7 billion in dividends.

        With respect to the 2005-2007 performance period, the return on invested capital target range was slightly exceeded. In accordance with a predetermined formula, 102% of the target performance shares were distributed. Although the target range was set above our cost of capital, we expected the officers to be successful; the highly competitive landscape of the industry provided no assurance that they would be able to reach their goals. With respect to awards based on the AT&T Total Stockholder Return measurement, the Committee determined that the Company was in the top half of the index, surpassing 66% of the other companies. As a result, Mr. Whitacre received a payout of 100% of the target performance shares tied to this measurement, representing 25% of his target shares. See "AT&T Total Stockholder Return" chart above.

        Payouts for Mr. Sigman and Mr. de la Vega for the 2005-2007 performance period were made pursuant to awards granted by the AT&T Mobility Board (then known as Cingular Wireless) in 2005, when Mr. Sigman was Chief Executive Officer and Mr. de la Vega was Chief Operating Officer of AT&T Mobility. At the time, AT&T Mobility was jointly owned by AT&T and BellSouth, and 50% of the value of the performance stock units was based on BellSouth stock (and received dividend equivalents based on BellSouth stock) and 50% of the value of the units was based on AT&T stock (and received dividend equivalents based on AT&T stock). Upon our acquisition of BellSouth, all of the units were converted to AT&T units. Based on substantially exceeding their performance targets (earnings before interest and taxes return on capital), they received a payout of 150% of their performance stock units. In addition, they also received the payout of a special grant of performance stock units tied to Cingular's rating as to its three largest competitors in Incremental Rate of Penetration, Revenue per Operating POP, Operating Income per Operating POP, and Churn over the three year performance period. Under this latter award, Cingular came in first in one category and second in the rest, providing for a payout of 75% of the award. At payout, each unit was paid out in cash equal to the value of a share of AT&T stock using the average price of the stock during the last 10 trading days of February 2008. In addition, the Committee made certain amendments to the vesting and forfeiture sections of the AT&T Mobility Long-Term Compensation Plan relating to performance stock units. These amendments are described under "Amendments to the AT&T Mobility Long-Term Compensation Plan Affecting Mr. Sigman and Mr. de la Vega," on page 51.

        In 2005, AT&T completed its historic acquisition of AT&T Corp. (immediately after the acquisition, we changed our name to AT&T Inc.), followed by its acquisition of BellSouth Corporation at the end of 2006. The AT&T Corp. acquisition allowed the Company to become an end-to-end provider for major companies in the United States and expand its global reach. In each case, Mr. Whitacre and Mr. Ellis were critical to the negotiation and successful completion of the acquisition and subsequent integration of these companies. The acquisition of BellSouth Corporation allowed the Company to take sole ownership and control of Cingular Wireless (now known as AT&T Mobility), and extended the reach of the Company by adding over 18 million access lines. The BellSouth acquisition also combined BellSouth's directory operations with AT&T's existing directory business and made AT&T the largest directory publisher in the U.S. This transaction and the acquisition of AT&T Corp. made AT&T the premier telecommunications provider in the world and allowed the Company to recognize significant synergies for our stockholders. Accordingly, the Committee determined to make special long-term incentive awards in the form of performance shares to these individuals; Mr. Whitacre received performance share units having the same terms as performance shares, except that they are paid wholly in cash. In each case the performance targets were tied to exceeding the benefits contemplated at the time of the approval of the acquisitions. These awards were made in addition to their regular long-term incentive awards.

        The performance shares and performance share units for the AT&T Corp. acquisition were granted in 2005 and provided that Mr. Whitacre and Mr. Ellis would receive no payout unless the cumulative pre-tax income of our wireline and parent operations over the 2006-2007 performance period reached the original projections used by the Board in approving the transaction. If the Company's original projections of $8.405 billion were met, they could receive 50% of the award. If our wireline and parent operations exceed $9.850 billion, they could receive up to 100% of the award. The award was capped at 100%. Over this period, the Company realized significant operational improvements and synergies, and the Company substantially exceeded the amount required to realize the full payout.

        The BellSouth related performance shares and performance share units were granted in 2007 for the 2007-2008 performance period and provided that no payout would be made unless the cumulative net income of AT&T over the performance period reached the original projections anticipated and relied on by the Board in approving the transaction. If the original projections are met, they could receive 50% of the award. If they exceed the original projections by over 21%, they could receive up to 100% of the award (the award is capped at 100%). We are currently on track to exceed the amount required for 100% payout.

        Restricted Stock Grants Mr. de la Vega and Mr. Stankey have taken on key roles at the Company and are expected to generate substantial benefits and returns for the Company and its stockholders. Mr. de la Vega is now CEO of AT&T Mobility, while Mr. Stankey is responsible for AT&T's regional telephone operations, information technology and our U-verse TV service. Because of the competitive nature of the industry and the fact that each of these two officers has extensive experience and skills to be a potential candidate to be a CEO of a public company, Mr. Stephenson and the Committee wanted to establish a strong retention program for these individuals. Mr. Stephenson recommended, and the Committee approved, a grant of $5 million in restricted stock to each of Mr. de la Vega and Mr. Stankey as a retention device. This amount represented slightly more than each officer's annual target compensation. If they remain with AT&T during the restriction period, 20% of the awards will vest in 2010 and 40% will vest in each of 2011 and 2012.

        Mr. Lindner, who was Chief Financial Officer of AT&T Mobility from 2001 to 2004, received a 2004 grant of restricted stock units from AT&T Mobility that was converted into an AT&T restricted stock grant when he rejoined AT&T. The restricted stock vested in 2007 and is shown in the Options Exercised and Stock Vested table.

        In 2007 Mr. Sigman and Mr. de la Vega vested in certain restricted stock units granted them by AT&T Mobility in 2004. In addition, the Committee made certain amendments to the vesting and forfeiture sections of the AT&T Mobility Long-Term Compensation Plan relating to restricted stock units. These changes are described under "Amendments to the AT&T Mobility Long-Term Incentive Plan Affecting Mr. Sigman and Mr. de la Vega," on page 51.

        Post-Retirement Benefits We offer post-retirement benefits to substantially all of our employees, including each of the Named Executive Officers. We also offer supplemental retirement benefits under nonqualified pension plans to our officer level employees. These types of benefits are often offered by other companies. We believe these benefits act as a retention tool and allow us to remain competitive in recruiting and retaining employees. Additional information on post-retirement benefits can be found on page 60, in the narrative following the "Pension Benefits" table.

        Pension benefits and certain other benefits the Named Executive Officers would receive upon termination of employment are described following the "Pension Benefits" table.

        Deferral Opportunities and Other Benefits We believe in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide managers with tax advantaged opportunities for savings. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plans offers substantially all employees the opportunity to defer income through a tax advantaged program, including investing in AT&T stock. We match 80% of the employee contributions with a matching contribution, limited to the first 6% of compensation (only salary is matched for officers).

        Our principal non-tax qualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus (officer level managers, including the Named Executive Officers, may contribute up to 100% of their annual bonus) into monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with a grant price equal to the fair market value of the stock when the options are issued. In addition, participants receive matching shares in AT&T stock, reduced by any match they could have received in a 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses. Managers may also defer the receipt of stock awards under the Stock Purchase and Deferral Plan, but they do not receive stock options or matching contributions in connection with these deferrals; new deferrals of stock awards will not be permitted after 2008.

        Managers may also defer cash compensation in the form of salaries, bonuses and long-term award payouts through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody's Long-Term Corporate Bond Yield Average, which is a common index used by companies for deferral plans. The Securities and Exchange Commission requires disclosure in the "Summary Compensation Table" of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate. New deferrals of long-term award payouts will not be permitted after 2008. These plans are described more fully under the "Nonqualified Deferred Compensation" table.

        As a provider of telecommunications and entertainment services, we want all our employees to use our services. As a result we offer these services at reduced or at no cost to employees. Services provided to the Named Executive Officers are at no cost. We also provide various benefits to our officers that are often offered by other companies, such as death benefits, financial counseling, estate planning, and the use of a car or an equivalent benefit. We pay income and employment taxes that may result from these programs, other than car allowances.

        We use private aircraft in our business. It provides security to our officers and facilitates efficiency by permitting them to conduct business while traveling. For the same reasons, we also permit limited occasional use of the aircraft for personal use with approval of the CEO. The officers are responsible for any applicable taxes incurred from the personal use of the aircraft.

        These personal and other benefits are reported in the notes to the "Summary Compensation Table," on page 46.

• Stock Ownership Guidelines

        The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officer level employees. The guidelines were increased in 2005 to a minimum level of ownership of five times base salary for the CEO and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. We believe all officers subject to these guidelines are in compliance. Holdings of the Named Executive Officers as of December 31, 2007, can be found in the "Common Stock Ownership" section on page 12.

• Limit on Deductibility of Certain Compensation

        Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee's development and execution of effective compensation plans. For example, to enable bonuses and long-term compensation to be deductible, the Committee makes these awards under stockholder approved incentive plans to the extent practical. Similarly, gains on stock option exercises may be deductible if granted under a stockholder approved plan since they are tied to the performance of the Company's stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

• Policy on Restitution

        AT&T's Code of Business Conduct reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code of Business Conduct will be subject to disciplinary action, including dismissal.

        We reserve the right and, if appropriate, will seek restitution of any bonus, commission, or other compensation received by any employee as a result of the employee's intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company's financial statements.

• Employment Contracts and Change in Control Severance Plan

        We have entered into employment contracts with certain Named Executive Officers. The material provisions of these contracts are discussed following the "Grants of Plan-Based Awards" table, on page 49.

        We adopted the Change in Control Severance Plan, effective January 1, 2007, which is more fully described on page 67. We believe these types of plans are necessary to ensure the participant receives certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace or affect other compensation elements. The new plan replaced individual severance agreements, which we terminated effective with the new plan, and provides different benefits.

        The new plan provides a severance benefit equal to 2.99 times the officer's most recent salary and target bonus along with other benefits, if a participating officer's employment is terminated for certain reasons within the two years following a qualifying change-in-control. The former individual agreements provided a termination benefit of between two and three times the officer's most recent salary, target bonus, and target long-term awards (performance shares). The new plan removes the long-term target from the computation and applies the 2.99 multiplier to all participants. In the event the Company is being acquired through a merger, under the old agreements, for purposes of determining benefits under the agreements, the change in control was considered completed once the stockholders approved the merger. Under the new plan, the change in control will now occur upon the later closing of the merger. In addition, we no longer will pay excise taxes on the severance payments unless they result from the deferral of compensation by the relevant employee. We believe these changes are in the interests of our stockholders and make our benefits more consistent with plans offered by other companies.

• Compensation Committee Report

        The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T's Annual Report on Form 10-K and Proxy Statement for filing with the Securities and Exchange Commission.

February 11, 2008	The Human Resources Committee:
	Gilbert F. Amelio, Chairman	James H. Blanchard
	William F. Aldinger III	Patricia P. Upton

COMPENSATION TABLES

        The table below contains information concerning the compensation provided to the CEO, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the "Named Executive Officers"). Compensation information is provided for the years each person in the table was a Named Executive Officer since 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

CURRENT

Randall L. Stephenson (5) Chairman, President & CEO	2007 2006	1,158,583 946,167	648,750 400,000	8,283,288 6,440,549	790,911 509,395	3,851,250 2,023,000	7,023,299 4,071,367	225,903 192,151	21,981,984 14,582,629

Richard G. Lindner (5) Sr. Exec. VP & CFO	2007 2006	741,667 677,833	250,000 300,000	4,012,060 2,932,824	275,228 141,119	1,287,000 1,914,050	1,779,390 1,656,860	109,995 125,681	8,455,340 7,748,367

Ralph de la Vega President & CEO—AT&T Mobility	2007	744,300	300,000	8,357,122	0	1,022,125	1,609,266	357,131	12,389,944

Forrest E. Miller (5) Group Pres.—Corp. Strategy & Dev.	2007	787,500	200,000	4,469,456	19,017	1,404,000	1,366,425	209,414	8,455,812

John T. Stankey (5) Group Pres.—Telecom Ops.	2007	667,292	300,000	4,519,670	14,866	1,107,601	1,335,034	132,290	8,076,753

RETIRED

Edward E. Whitacre, Jr. (5) Former Chairman & CEO	2007 2006	983,916 2,100,000	0 0	73,496,341 46,790,044	65,606 62,801	2,813,771 6,783,000	0 4,529,134	988,469 461,945	78,348,103 60,726,924

Stanley T. Sigman (6) (7) Former Pres. & CEO—AT&T Mobility	2007 2006	1,199,167 1,152,500	160,000 360,000	29,517,200 14,325,408	0 4,190,186	1,823,470 5,085,000	2,871,679 2,275,189	1,363,106 1,173,247	36,934,622 28,561,530

James D. Ellis (5) Former Sr. Exec. VP & Gen. Counsel	2007 2006	425,167 819,000	0 1,000,000	12,389,605 6,767,792	698,044 398,129	650,264 1,103,130	35,579 1,028,399	163,029 201,357	14,361,688 11,317,806

1.
The amounts in this column do not necessarily represent the value of the awards granted, nor are they a prediction of what will be paid to the employee. The 2007 amounts in this column represent the financial reporting expense recorded by the Company in 2007 for portions of stock-based awards granted in 2005, 2006 and 2007 that mature in 2007 or later. Under generally accepted accounting principles, we are required to accrue the expense of the award over the period in which the award is earned. Under Securities and Exchange Commission rules, if the award is payable in stock, we are required to use the grant date value, which may be adjusted for performance in the case of performance shares, without including dividends or any increase in the value of the stock. In contrast, if the award is payable in cash but based on the price of AT&T stock, we are required by these rules to include in the calculation any increase in the price of AT&T stock during 2007 with respect to the accrued portion of the award as well as any dividend equivalents. Simply paying an award in the form of cash creates a significant difference in the amount included in the column for an officer. Because of the 16% increase in the price of AT&T stock during 2007, the amounts reported for awards under this column increased significantly. If the amounts related to the increase in the stock price and the dividend equivalents are excluded, the reported amounts under this column for 2007 would be as follows: Mr. Stephenson—$7,041,570, Mr. Lindner—$3,168,640, Mr. de la Vega—$5,630,572, Mr. Miller—$3,175,188 and Mr. Stankey—$3,463,478.

In addition, for retired officers only, the amounts provided in this column also include accruals for stock awards granted in 2006 and 2007 (and 2005 for Mr. Sigman) that would normally be accrued in future years. However, because of the retirement of the relevant officers in 2007, these amounts are required to be accrued in 2007 and included in this column after being increased for stock price appreciation in 2007. If the amounts related to the acceleration of future accruals and the amounts related to the increase in the stock price and the dividend equivalents are excluded, the reported amounts under this column for 2007 would be as follows: Mr. Whitacre—$26,398,772, Mr. Sigman—$8,670,064 and Mr. Ellis—$5,745,818.

2.
Assumptions used for determining the value of the option awards reported in these columns for 2007 are set forth in the 2007 AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, "Stock-Based Compensation," on pages 76-77.

3.
Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by Securities and Exchange Commission rules. For the Named Executive Officers, these amounts are as follows for 2007: Mr. Lindner—$6,287, Mr. de la Vega—$9,128, Mr. Miller—$22,083, Mr. Sigman—$22,054, and Mr. Ellis—$35,579. All other amounts reported under this heading represent the increase in pension actuarial value during the reporting period.

4.
This column includes personal benefits and other items shown in the table below for 2007. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including "deadhead" flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees, such as landing, ramp and hangar fees, catering, and crew travel costs.

All Other Compensation ($)

	Stephenson	Lindner	de la Vega	Miller	Stankey	Whitacre	Sigman	Ellis
Personal Benefits
Financial counseling (includes tax preparation)	14,000	14,000	6,315	14,000	14,000	14,000	6,602	14,000
Estate planning	0	3,826	0	30,010	0	5,000	8,573	18,519
Auto benefits	21,047	14,806	13,778	13,663	13,742	26,130	13,689	7,574
Personal use of Company aircraft	89,919	0	5,741	19,799	44,571	94,857	12,052	4,153
Supplemental health insurance premiums	7,464	7,464	0	7,464	7,464	11,288	7,704	8,016
Club membership	10,212	19,545	19,994	9,899	9,335	14,920	393	3,007
Relocation	0	0	57,624	0	0	0	0	0
Fee for Hart-Scott-Rodino filing regarding ownership of AT&T stock	0	0	0	0	0	45,000	0	0
Communications	2,792	305	912	0	1,064	1,033	2,971	0
Home security	15,455	1,160	1,732	4,010	833	15,348	1,194	2,086

Total Personal Benefits	160,889	61,106	106,096	98,845	91,009	227,576	53,178	57,355

Tax reimbursements	10,052	13,389	77,818	26,606	9,681	75,852	1,059,884	33,111
Company matching contributions to deferral plans	54,962	35,500	94,003	37,710	31,600	46,583	185,981	22,054
Life insurance premiums applicable to the employees' death benefit *	0	0	79,214	46,253	0	25,958	64,063	50,509
Consulting Agreement	0	0	0	0	0	612,500	0	0

Total	225,903	109,995	357,131	209,414	132,290	988,469	1,363,106	163,029

  *
  Amounts shown represent recoverable premiums paid under split-dollar life insurance policies, except as follows. In June 2007, upon Mr. de la Vega becoming an executive officer, the BellSouth Split-Dollar Life Insurance Plan provided that all interest in a $400,000 split-dollar life insurance policy would be transferred to Mr. de la Vega, and the Company would fund the policy to sufficiently sustain the death benefit without additional premiums. The policy provided that the Company would receive a benefit equal to the premiums paid by the Company. The Company waived the return of $60,282 in premiums to fully fund the policy. This amount is included in the line for "Life insurance premiums." We also paid Mr. de la Vega's income taxes resulting from the waiver pursuant to the plan. Additionally, the Company made a premium payment of $8,778 for a separate non-split-dollar policy that Mr. de la Vega owns.

5.
Consistent with Company policy to encourage ownership of Company stock, certain of the Named Executive Officers deferred portions of their 2007 salary and/or bonus (non-equity incentive awards) into the Stock Purchase and Deferral Plan, described under "Deferral Opportunities and Other Benefits" on page 43, to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$3,635,180, Mr. Lindner—$865,375, Mr. Miller—$538,538, Mr. Stankey—$39,500, Mr. Whitacre—$2,463,159, and Mr. Ellis—$693,619. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the times elected by the employee. In addition, the officers received matching contributions and stock options based on the number of share units purchased; the value of the matching contributions is included under "All Other Compensation" and the stock option valuations are included under "Option Awards."

6.
Mr. Sigman ceased to be an executive officer when Mr. de la Vega replaced him as CEO of AT&T Mobility in October 2007. Mr. Sigman retired from the Company at the end of 2007.

7.
Mr. Sigman's $160,000 bonus was paid solely pursuant to his employment contract.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
All Other Option Awards: Number of Securities Under-lying Options (3) (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (2) (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

CURRENT

R. Stephenson	1/25/07 2/15/07 5/25/07 6/15/07	81,250 — 247,917 —	812,500 — 2,479,167 —	1,056,250 — 3,222,917 —	77,147 — 64,393 —	154,294 — 135,565 —	231,441 — 220,293 —	— — — —	— 15,102 — 98,764	— 37.23 — 40.28	5,676,476 104,808 5,525,629 816,581

R. Lindner	1/25/07 2/15/07 6/15/07	110,000 — —	1,100,000 — —	1,430,000 — —	45,124 — —	90,247 — —	135,371 — —	— — —	— 8,880 33,781	— 37.23 40.28	3,320,187 61,627 279,301

R. de la Vega	1/25/07 6/28/07 11/15/07	112,812 — 37,500	752,083 — 250,000	977,708 — 325,000	40,757 — 3,569	81,514 — 7,138	122,271 — 10,707	— 124,440 —	— — —	— — —	2,998,900 5,069,686 281,023

F. Miller	1/25/07 2/15/07 6/15/07	120,000 — —	1,200,000 — —	1,560,000 — —	47,307 — —	94,614 — —	141,921 — —	— — —	— 1,714 997	— 37.23 40.28	3,480,849 11,895 8,243

J. Stankey	1/25/07 2/15/07 6/15/07 6/28/07 11/15/07	69,667 — — — 25,000	696,667 — — — 250,000	905,667 — — — 325,000	45,124 — — — 2,380	90,247 — — — 4,759	135,371 — — — 7,139	— — — 124,440 —	— 1,337 794 — —	— 37.23 40.28 — —	3,320,187 9,279 6,565 5,069,686 187,362

RETIRED

E. Whitacre, Jr.	1/25/07 1/25/07 2/15/07 6/15/07	240,493 — — —	2,404,932 — — —	3,126,412 — — —	298,579 58,224 — —	628,588 116,448 — —	1,021,456 116,448 — —	— — — —	— — 4,806 2,712	— — 37.23 40.28	23,125,753 4,284,122 33,354 22,423

S. Sigman	1/25/07	0	1,507,000	1,959,100	83,334	166,667	250,001	—	—	—	6,131,679

J. Ellis	1/25/07 1/25/07 2/15/07 6/15/07	55,578 — — —	555,781 — — —	722,515 — — —	56,769 14,556 — —	113,537 29,112 — —	170,306 29,112 — —	— — — —	— — 12,258 55,824	— — 37.23 40.28	4,177,026 1,071,030 85,071 461,553

1.
Represents performance share awards discussed on page 41.

2.
Represents restricted stock grants discussed on page 42.

3.
Represents options granted under the Stock Purchase and Deferral Plan, which is described under the "Nonqualified Deferred Compensation" table. Company matching shares issued under that plan are reported under the "Nonqualified Deferred Compensation" table and in "All Other Compensation" in the "Summary Compensation Table".

 • Employment Contracts for Certain Executives

        Mr. Whitacre's and Mr. Sigman's compensation is determined in accordance with their respective employment contracts, as described below. Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth SERP (see discussion at page 62) while he is employed by AT&T Mobility (formerly Cingular Wireless) and provides for certain benefits in the event of his termination from AT&T Mobility, as described below.

        Mr. Whitacre's Employment Contract To retain Mr. Whitacre's availability during the integration of acquisitions of Pacific Telesis and Ameritech completed in 1997 and 1999, respectively, we entered into an employment contract with Mr. Whitacre in 2001 to act as our Chairman of the Board and Chief Executive Officer. The contract was for a five-year term ending November 15, 2006. In March 2006, the contract's termination date was extended to April 2008 in order to allow Mr. Whitacre to oversee the integration of AT&T Corp. and BellSouth. The contract was terminated upon Mr. Whitacre's resignation in June 2007.

        The contract requires that during its term, Mr. Whitacre's base salary, target bonus, and target value of long-term awards may not be less than those values in effect for calendar year 2001. The compensation at that time was set targeting the 75th percentile of the market. Mr. Whitacre's bonus and long-term award were not guaranteed, but were subject to attainment of performance objectives. Under the contract, we granted Mr. Whitacre options to acquire 2,500,000 of AT&T common shares at $39.13 per share. These options expire in 2011. Three-fifths of the options vested on the third anniversary of the contract, and the rest vested on the fifth anniversary. Under his employment contract Mr. Whitacre is entitled to receive for life (except as otherwise noted):

  •
  Payment of automobile benefits (estimated at $26,000 annually).

  •
  Access to our corporate aircraft, up to 10 hours of usage per month (estimated maximum incremental monthly cost of less than $20,000).

  •
  During the term of his consulting agreement, we will provide him with the use of office facilities and support staff. Thereafter, we will provide it as a benefit under his employment contract. After the expiration of the consulting term (described below), we expect to continue to make lease payments of $45,000 per year for an office for his use. We expect to provide support staff from our existing employees, which we do not treat as an incremental cost. Once the consulting agreement ends, we will reimburse him for the applicable taxes resulting from his use of the office space and secretarial support.

  •
  Payment of home security (estimated at $15,000 annually).

  •
  Payment of applicable taxes resulting from the foregoing benefits (estimated at $25,600 annually), excluding the use of the aircraft and office space and secretarial support.

  •
  During his life and that of his spouse, health and welfare benefits equal to those which he received while employed. Included in these benefits are those described under Other Post-Retirement Benefits.

        Under the contract, Mr. Whitacre will provide consulting services and advice to us through June 2010 in exchange for an annual fee equal to 50% of his annual salary at retirement ($1,050,000). During his consulting service, Mr. Whitacre will receive continued access to services and benefits comparable to those provided to him prior to his retirement, including access to corporate aircraft for business and personal use. In addition to the benefits previously described, during his consulting term he will also receive club memberships (estimated at $15,000 annually) and the reimbursement of applicable taxes relating to the memberships ($9,400).

        Mr. Sigman's Employment Contract Mr. Sigman was Chief Executive Officer of AT&T Mobility LLC, our cellular service provider, from 2002 through October 2007, and left the Company at the end of 2007. Before the acquisition of BellSouth in 2006, AT&T Mobility, then known as Cingular Wireless LLC, was a joint venture of AT&T and BellSouth, each of which appointed half of the Directors and managers of AT&T Mobility. Each of the members of AT&T Mobility's Board of Directors was a manager of either AT&T or BellSouth. To secure Mr. Sigman's services, AT&T Mobility entered into employment contracts with Mr. Sigman, the most recent of which was entered in June 2005. His compensation was set by the Cingular Board (now AT&T Mobility Board) based upon market rates at the 50th percentile for Mr. Sigman's position, as established from market studies for similar positions at other comparable companies, discounted to take into account that AT&T Mobility was not a public company.

        Mr. Sigman's contract provided for an annual salary of at least $1,105,000, with a target bonus of 125% of salary and a long-term target incentive equal to 475% of Mr. Sigman's salary. The long-term incentives were granted in the form of a combination of performance stock units and restricted stock units. The contract also provided for a retention benefit in the form of a grant of restricted stock units with a grant date value of $5 million, in addition to his regular long-term restricted stock unit grant. Each restricted stock unit and performance stock unit was equal in value to either a share of AT&T stock (representing 60% of the units in value) or a share of BellSouth stock (representing 40% of the units in value); upon our acquisition of BellSouth, these units were converted to AT&T units. The units provided for dividend equivalent payments in cash. The retention grant vested on December 31, 2007, and was paid in cash based on the closing price of AT&T stock on that date. In addition, under the contract, Mr. Sigman received incentive payments of $675,000 in June 2005, and $160,000 in November of each of 2005, 2006 and 2007. The 2007 payment is reflected in the "Summary Compensation Table" under the "Bonus" heading. Because Mr. Sigman was required to move to Georgia to become CEO of AT&T Mobility, the Company agreed to pay Mr. Sigman an amount equal to the Georgia state income tax and all state and Federal taxes resulting from the Georgia state tax payments, calculated at the highest marginal rate, on all Mr. Sigman's compensation subject to Georgia tax, except for the retention grant. AT&T Mobility also agreed to pay Mr. Sigman's Federal income tax on $60,000 of his annual $160,000 incentive payments. Other information regarding the contract's post-retirement provisions is discussed in connection with "Pension Benefits" on page 63.

        Amendments to the AT&T Mobility Long-Term Compensation Plan That Affect Mr. Sigman and Mr. de la Vega In 2007, the Human Resources Committee approved amendments to the AT&T Mobility Long-Term Compensation Plan to provide that in the event of retirement, death or termination of employment due to disability, restricted stock units and performance stock units under that plan would not be forfeited, but would be paid out at death or otherwise at their normal time (subject to the attainment of the performance conditions in the case of the performance stock units). Formerly, the units would be paid out on a pro-rata basis if the employee terminated employment before the end of the applicable restriction period because of retirement, death or disability; in all other cases the units were forfeited. The Committee also provided that service with AT&T Inc. or BellSouth, in addition to service with AT&T Mobility, would be counted as service for the plan. The purpose of these amendments was to make the awards more consistent with performance shares granted at AT&T, where performance share awards may be paid out after retirement if the relevant performance goals are achieved and to recognize service with all AT&T companies in determining retirement. As a result of these amendments, Mr. Sigman and Mr. de la Vega (in the event of his retirement) may receive the full value of their 2005 (payable 2008) and 2006 (payable 2009) grants of restricted stock units and performance stock units (subject to the attainment of the applicable performance goals).

        Mr. de la Vega's Agreement In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page 62) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth agreed to hire him back at BellSouth. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega, or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus.

Outstanding Equity Awards at December 31, 2007
	Option Awards (1)					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (2) (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (3) ($)

CURRENT

R. Stephenson
2006-2008 Performance Shares	–	–	–	–	–	–	288,924	12,007,681
2007-2009 Performance Shares	–	–	–	–	–	–	154,294	6,412,459
2007-2009 Performance Shares	–	–	–	–	–	–	135,565	5,634,081
	472	–	39.3125	2/2/08	–	–	–	–
	15,000	–	43.0000	4/1/08	–	–	–	–
	2,296	–	41.3750	8/3/08	–	–	–	–
	1,206	–	52.5625	2/1/09	–	–	–	–
	11,467	–	49.7500	4/1/09	–	–	–	–
	4,471	–	58.8750	8/2/09	–	–	–	–
	22,846	–	39.2500	1/28/10	–	–	–	–
	1,233	–	42.1875	2/1/10	–	–	–	–
	7,519	–	43.6875	8/1/10	–	–	–	–
	20,313	–	46.6875	1/26/11	–	–	–	–
	1,541	–	50.5500	2/1/11	–	–	–	–
	4,877	–	42.0500	6/1/11	–	–	–	–
	45,560	–	40.6000	7/2/11	–	–	–	–
	112,500	–	39.8900	11/19/11	–	–	–	–
	160,000	–	35.5200	1/25/12	–	–	–	–
	4,413	–	36.9600	2/1/12	–	–	–	–
	16,748	–	33.1500	6/1/12	–	–	–	–
	171,429	–	24.4400	1/31/13	–	–	–	–
	8,842	–	25.2800	2/1/13	–	–	–	–
	47,083	–	25.8000	5/31/13	–	–	–	–
	12,400	–	26.4600	1/31/14	–	–	–	–
	32,200	–	23.7400	5/30/14	–	–	–	–
	16,085	–	23.9200	1/30/15	–	–	–	–
	89,320	–	24.0100	6/15/15	–	–	–	–
	19,405	–	28.3200	2/15/16	–	–	–	–
	105,081	–	27.7300	6/15/16	–	–	–	–
	–	15,102	37.2300	2/15/17	–	–	–	–
	–	98,764	40.2800	6/15/17	–	–	–	–

R. Lindner
2006-2008 Performance Shares	–	–	–	–	–	–	168,540	7,004,522
2007-2009 Performance Shares	–	–	–	–	–	–	90,247	3,750,665
	1,408	–	39.3125	2/2/08	–	–	–	–
	18,700	–	43.0000	4/1/08	–	–	–	–
	4,991	–	41.3750	8/3/08	–	–	–	–
	1,232	–	52.5625	2/1/09	–	–	–	–
	12,727	–	49.7500	4/1/09	–	–	–	–
	4,929	–	58.8750	8/2/09	–	–	–	–
	23,885	–	39.2500	1/28/10	–	–	–	–
	1,306	–	42.1875	2/1/10	–	–	–	–
	8,541	–	43.6875	8/1/10	–	–	–	–
	50,000	–	46.6875	1/26/11	–	–	–	–

Outstanding Equity Awards at December 31, 2007
	Option Awards (1)					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (2) (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (3) ($)

R. Lindner (cont'd)	2,119	–	50.5500	2/1/11	–	–	–	–
	10,186	–	42.0500	6/1/11	–	–	–	–
	3,051	–	36.9600	2/1/12	–	–	–	–
	18,123	–	24.0100	6/15/15	–	–	–	–
	9,892	–	28.3200	2/15/16	–	–	–	–
	25,867	–	27.7300	6/15/16	–	–	–	–
	–	8,880	37.2300	2/15/17	–	–	–	–
	–	33,781	40.2800	6/15/17	–	–	–	–

R. de la Vega
2005 Restricted Stock Units	–	–	–	–	38,711	1,608,829	–	–
2006-2008 Performance Stock Units	–	–	–	–	–	–	59,341	2,466,212
2006 Restricted Stock Units	–	–	–	–	29,759	1,236,784	–	–
2007-2009 Performance Shares	–	–	–	–	–	–	88,652	3,684,377
2007 Restricted Stock	–	–	–	–	124,440	5,171,726	–	–
	59,492	–	34.3700	2/1/09	–	–	–	–
	63,202	–	34.4600	2/1/10	–	–	–	–
	69,430	–	31.8900	2/1/11	–	–	–	–
	3,289	–	30.3900	4/23/11	–	–	–	–
	141,377	–	29.4500	3/1/12	–	–	–	–
	4,311	–	23.1900	4/22/12	–	–	–	–
	70,755	–	21.2000	11/25/12	–	–	–	–
	77,512	–	16.4200	3/3/13	–	–	–	–
	5,464	–	18.3000	4/28/13	–	–	–	–

F. Miller
2006-2008 Performance Shares	–	–	–	–	–	–	192,617	8,005,142
2007-2009 Performance Shares	–	–	–	–	–	–	94,614	3,932,158
	24,938	–	43.0000	4/1/08	–	–	–	–
	1,016	–	41.3750	8/3/08	–	–	–	–
	923	–	52.5625	2/1/09	–	–	–	–
	18,267	–	49.7500	4/1/09	–	–	–	–
	3,007	–	58.8750	8/2/09	–	–	–	–
	36,534	–	39.2500	1/28/10	–	–	–	–
	603	–	42.1875	2/1/10	–	–	–	–
	3,121	–	43.6875	8/1/10	–	–	–	–
	61,250	–	46.6875	1/26/11	–	–	–	–
	456	–	50.5500	2/1/11	–	–	–	–
	951	–	42.0500	6/1/11	–	–	–	–
	112,500	–	39.8900	11/19/11	–	–	–	–
	150,000	–	35.5200	1/25/12	–	–	–	–
	3,798	–	36.9600	2/1/12	–	–	–	–
	645	–	33.1500	6/1/12	–	–	–	–
	142,857	–	24.4400	1/31/13	–	–	–	–
	1,858	–	25.2800	2/1/13	–	–	–	–
	1,109	–	25.8000	5/31/13	–	–	–	–
	2,209	–	26.4600	1/31/14	–	–	–	–
	1,039	–	23.7400	5/30/14	–	–	–	–

Outstanding Equity Awards at December 31, 2007
	Option Awards (1)					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (2) (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (3) ($)

F. Miller (cont'd)	2,191	–	23.9200	1/30/15	–	–	–	–
	1,404	–	24.0100	6/15/15	–	–	–	–
	2,201	–	28.3200	2/15/16	–	–	–	–
	1,213	–	27.7300	6/15/16	–	–	–	–
	–	1,714	37.2300	2/15/17	–	–	–	–
	–	997	40.2800	6/15/17	–	–	–	–

J. Stankey
2006-2008 Performance Shares	–	–	–	–	–	–	150,482	6,254,011
2007-2009 Performance Shares	–	–	–	–	–	–	95,006	3,948,449
2007 Restricted Stock	–	–	–	–	124,440	5,171,726	–	–
	5,500	–	43.0000	4/1/08	–	–	–	–
	5,000	–	49.7500	4/1/09	–	–	–	–
	10,000	–	39.2500	1/28/10	–	–	–	–
	408	–	43.6875	8/1/10	–	–	–	–
	20,625	–	46.6875	1/26/11	–	–	–	–
	245	–	50.5500	2/1/11	–	–	–	–
	2,669	–	42.0500	6/1/11	–	–	–	–
	20,625	–	39.8900	11/19/11	–	–	–	–
	33,000	–	35.5200	1/25/12	–	–	–	–
	1,559	–	36.9600	2/1/12	–	–	–	–
	2,513	–	33.1500	6/1/12	–	–	–	–
	53,905	–	24.4400	1/31/13	–	–	–	–
	2,807	–	25.2800	2/1/13	–	–	–	–
	654	–	25.8000	5/31/13	–	–	–	–
	1,439	–	26.4600	1/31/14	–	–	–	–
	7,993	–	23.7400	5/30/14	–	–	–	–
	4,168	–	23.9200	1/30/15	–	–	–	–
	1,059	–	24.0100	6/15/15	–	–	–	–
	1,661	–	28.3200	2/15/16	–	–	–	–
	934	–	27.7300	6/15/16	–	–	–	–
	–	1,337	37.2300	2/15/17	–	–	–	–
	–	794	40.2800	6/15/17	–	–	–	–

RETIRED

E. Whitacre, Jr.
2006-2008 Performance Shares	–	–	–	–	–	–	1,407,986	58,515,903
2007-2009 Performance Shares	–	–	–	–	–	–	628,588	26,124,117
2007-2008 Performance Share Units	–	–	–	–	–	–	116,448	4,839,579
	350,000	–	43.0000	4/1/08	–	–	–	–
	67,334	–	41.3750	8/3/08	–	–	–	–
	8,752	–	52.5625	2/1/09	–	–	–	–
	316,500	–	49.7500	4/1/09	–	–	–	–
	87,731	–	58.8750	8/2/09	–	–	–	–
	650,000	–	39.2500	1/28/10	–	–	–	–
	9,883	–	42.1875	2/1/10	–	–	–	–
	135,605	–	43.6875	8/1/10	–	–	–	–

Outstanding Equity Awards at December 31, 2007
	Option Awards (1)					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (2) (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (3) ($)

E. Whitacre, Jr. (cont'd)	900,000	–	46.6875	1/26/11	–	–	–	–
	13,173	–	50.5500	2/1/11	–	–	–	–
	192,641	–	42.0500	6/1/11	–	–	–	–
	1,200,000	–	39.1300	11/16/11	–	–	–	–
	1,300,000	–	39.1300	11/16/11	–	–	–	–
	1,200,000	–	35.5200	1/25/12	–	–	–	–
	25,621	–	36.9600	2/1/12	–	–	–	–
	208,621	–	33.1500	6/1/12	–	–	–	–
	40,487	–	25.2800	6/3/12	–	–	–	–
	283,498	–	25.8000	6/3/12	–	–	–	–
	52,935	–	26.4600	6/3/12	–	–	–	–
	347,065	–	23.7400	6/3/12	–	–	–	–
	59,199	–	23.9200	6/3/12	–	–	–	–
	4,425	–	24.0100	6/3/12	–	–	–	–
	6,841	–	28.3200	6/3/12	–	–	–	–
	3,550	–	27.7300	6/3/12	–	–	–	–
	4,806	–	37.2300	6/3/12	–	–	–	–
	2,712	–	40.2800	6/3/12	–	–	–	–

S. Sigman
2005 Restricted Stock Units	–	–	–	–	82,967	3,448,109	–	–
2006-2008 Performance Stock Units	–	–	–	–	–	–	139,429	5,794,669
2006 Restricted Stock Units	–	–	–	–	69,924	2,906,041	–	–
2007-2009 Performance Shares	–	–	–	–	–	–	166,667	6,926,681
	18,958	–	43.0000	4/1/08	–	–	–	–
	1,879	–	52.5625	2/1/09	–	–	–	–
	42,667	–	49.7500	4/1/09	–	–	–	–
	1,856	–	58.8750	8/2/09	–	–	–	–
	120,000	–	39.2500	1/28/10	–	–	–	–
	2,447	–	42.1875	2/1/10	–	–	–	–
	3,819	–	43.6875	8/1/10	–	–	–	–
	112,500	–	46.6875	1/26/11	–	–	–	–
	3,975	–	50.5500	2/1/11	–	–	–	–
	58,333	–	41.9000	4/27/11	–	–	–	–
	23,130	–	42.0500	6/1/11	–	–	–	–
	170,833	–	39.8900	11/19/11	–	–	–	–
	250,000	–	35.5200	1/25/12	–	–	–	–
	9,455	–	36.9600	2/1/12	–	–	–	–
	42,288	–	33.1500	6/1/12	–	–	–	–
	14,179	–	25.2800	12/31/12	–	–	–	–

J. Ellis
2006-2008 Performance Shares	–	–	–	–	–	–	234,752	9,756,272
2007-2009 Performance Shares	–	–	–	–	–	–	113,537	4,718,598
2007-2008 Performance Shares	–	–	–	–	–	–	29,112	1,209,895
	57,663	–	43.0000	4/1/08	–	–	–	–
	16,639	–	41.3750	8/3/08	–	–	–	–
	3,201	–	52.5625	2/1/09	–	–	–	–

Outstanding Equity Awards at December 31, 2007
	Option Awards (1)					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (2) (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested (3) ($)

J. Ellis (cont'd)	57,333	–	49.7500	4/1/09	–	–	–	–
	16,208	–	58.8750	8/2/09	–	–	–	–
	114,000	–	39.2500	1/28/10	–	–	–	–
	3,393	–	42.1875	2/1/10	–	–	–	–
	27,458	–	43.6875	8/1/10	–	–	–	–
	112,500	–	46.6875	1/26/11	–	–	–	–
	4,542	–	50.5500	2/1/11	–	–	–	–
	22,641	–	42.0500	6/1/11	–	–	–	–
	150,000	–	39.8900	11/19/11	–	–	–	–
	175,000	–	35.5200	1/25/12	–	–	–	–
	7,620	–	36.9600	2/1/12	–	–	–	–
	33,017	–	33.1500	6/1/12	–	–	–	–
	12,241	–	25.2800	6/29/12	–	–	–	–
	63,042	–	25.8000	6/29/12	–	–	–	–
	16,428	–	26.4600	6/29/12	–	–	–	–
	45,949	–	23.7400	6/29/12	–	–	–	–
	16,832	–	23.9200	6/29/12	–	–	–	–
	17,060	–	28.3200	6/29/12	–	–	–	–
	72,109	–	27.7300	6/29/12	–	–	–	–
	12,258	–	37.2300	6/29/12	–	–	–	–
	55,824	–	40.2800	6/29/12	–	–	–	–

1.
Options in the table vest as follows:

Option Expiration Date	Vesting

2/2/08, 8/3/08, 2/1/09, 8/2/09, 2/1/10, 8/1/10, 2/1/11, 6/1/11, 2/1/12, 6/1/12, 2/1/13, 5/31/13, 1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/15/16, 2/15/17, 6/15/17	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of participation by mid-level and above managers in the Stock Purchase and Deferral Plan, (described in the "Grant of Plan-Based Awards Table") and its predecessor the Stock Savings Plan, which has substantially the same terms. These options each expire 10 years after the grant date (unless shortened by the prior termination of employment of the holder).

6/3/12, 6/29/12, 12/31/12
These options were issued under the plans referred to immediately above. Under the terms of the plan, options may be exercised no later than 5 years following the retirement of the recipient. As a result of their retirements, the following persons may not exercise the options later than the date opposite their respective names: Mr. Whitacre—6/3/12, Mr. Ellis—6/29/12, and Mr. Sigman—12/31/12.

4/1/08, 4/1/09, 1/28/10, 1/26/11, 4/27/11, 7/2/11, 11/19/11, 1/25/12, 1/31/13
One-third of the options in each grant vested on the yearly anniversary of the grant. These options each expire 10 years after the grant date (unless shortened by the prior termination of employment of the holder).

11/16/11	Three-fifths of these options vested 11/16/04, and two-fifths vested 11/16/06.

4/23/11, 4/22/12, 4/28/13	These options vested 6 months after the grant date and will expire 10 years after the grant date (unless shortened by the prior termination of employment of the holder).

2/1/09, 2/1/10, 2/1/11, 3/1/12, 3/3/13	These options vested 3 years after the grant date and expire 10 years after the grant date (unless shortened by the prior termination of employment of the holder).

11/25/12	One-half of these options vested 11/25/05 and one-half vested 11/25/06. They expire 10 years after the grant date.

2.
Because Mr. Sigman has retired and Mr. de la Vega is retirement eligible, their respective restricted stock units will not automatically be forfeited at termination of employment, but may be paid out as though they remained at the Company, subject to the authority of the AT&T Mobility Board of Directors to reduce or eliminate any such award. The 2005 grants are payable March 1, 2008, and the 2006 grants are payable March 1, 2009. Mr. de la Vega's and Mr. Stankey's 2007 restricted stock grants vest as follows: 20% in 2010 and 40% in each of 2011 and 2012.

3.
Performance shares and performance stock units in these columns are earned as of December 31 of the respective performance period set forth opposite the respective shares and values. The awards are payable the following January subject to the achievement of the performance goals and approval of the Human Resources Committee.

4.
The number of performance shares and related values as of December 31, 2007, for the 2006 to 2008 performance period represent the maximum possible award payout, not the award that was granted. We are required by SEC rules to report these amounts in this manner if the previous fiscal year's performance exceeded the target performance, even if it is by a small amount and even it is highly unlikely that we will pay the maximum amount. The previous fiscal year performance for each of the other grants of performance shares and performance share units did not exceed the target amounts, so we are reporting them at target.

Option Exercises and Stock Vested During 2007
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

CURRENT

Randall L. Stephenson	17,210	190,871	163,331	6,286,593
Richard G. Lindner	54,690	489,075	108,842	4,206,201
Rafael de la Vega	0	0	211,847	7,567,768
Forrest E. Miller	42,260	389,344	110,248	4,243,435
John T. Stankey	26,952	421,327	90,852	3,496,910

RETIRED

Edward E. Whitacre, Jr.	1,727,441	23,933,727	1,037,337	39,927,084
Stanley T. Sigman	90,900	756,724	564,382	21,400,663
James D. Ellis	487,350	6,534,774	195,164	7,511,879

1.
Mr. Lindner deferred 44,747 shares of AT&T stock that resulted from a distribution of performance shares.

Pension Benefits (Estimated for 12/31/07)
Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)

CURRENT

Randall L. Stephenson	Pension Benefit Plan	25	556,583	0

	Pension Benefit Make Up Plan	25	13,142	0

	SRIP	25	4,880,718	0

	SERP	25	15,897,240	0

Richard G. Lindner (2)	Pension Benefit Plan – Wireless Program	18	386,735	0

	Pension Benefit Plan	4	154,377	0

	SRIP	22	1,712,288	0

	SERP	22	4,616,353	0

Rafael de la Vega (3)	Pension Benefit Plan – Wireless Program	4	43,155	0

	BellSouth SERP	33	6,684,143	0

Forrest E. Miller	Pension Benefit Plan	23	837,005	0

	SRIP	23	4,235,239	0

	SERP	23	4,834,196	0

	PTG Executive Supplemental Cash Balance Plan	23	369,232	0

John T. Stankey	Pension Benefit Plan	22	429,064	0

	SRIP	22	1,943,765	0

	SERP	22	4,437,063	0

RETIRED

Edward E. Whitacre, Jr.	Pension Benefit Plan	44	0	1,397,787

	SRIP	44	0	61,666,983

	SERP	44	554,228	23,503,306

Stanley T. Sigman (4)	Pension Benefit Plan – Wireless Program	5	73,281	0

	SRIP	42	17,282,641	0

	SERP	42	11,510,209	0

James D. Ellis	Pension Benefit Plan	35	129,844	1,007,316

	SRIP	35	10,650,549	578,485

	SERP	35	571,087	3,522,508

1.
Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2007 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, "Pension and Postretirement Benefits," beginning on page 71, except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the "modified rule of 75," which requires certain combinations of age and service that total at least 75. For the Pension Benefit Plan-Wireless Program cash balance plan the assumed retirement age is 65. For the AT&T SRIP/SERP, the assumed retirement age is the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If they have already surpassed the earlier of these dates, then the assumed retirement age for purposes of this table is December 31, 2007.

2.
Before Mr. Lindner became Chief Financial Officer of AT&T Mobility, he was employed by AT&T and accrued a benefit under the Pension Benefit Plan. This benefit was transferred to the Pension Benefit Plan – Wireless Program (formerly the Cingular Wireless Pension Plan) when he joined AT&T Mobility in 2001, with service credited back to his original start date at AT&T. When Mr. Lindner transferred back to AT&T in 2004, his AT&T Mobility benefit ceased accruing pay credits, and he again participated in the Pension Benefit Plan. For the purpose of retirement eligibility, in 2009 (five years after returning to AT&T in 2004) Mr. Lindner will receive credit in the Pension Benefit Plan for all prior service. For purposes of SERP/SRIP, he will receive credit for his service with both AT&T Mobility and AT&T.

3.
Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 and began accruing benefits under the Pension Benefit Plan – Wireless Program. The distributed amount and any vested amounts in the Pension Benefit Plan – Wireless Program will offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega will continue to earn benefits under the BellSouth SERP while he remains employed by AT&T Mobility, pursuant to his agreement with BellSouth. Although Mr. de la Vega is also eligible to participate in the AT&T SERP, he will not vest in the plan until 3/1/2011, at which time he will cease to earn further service credits under the BellSouth SERP. Currently, any benefits to which he is entitled under the BellSouth SERP offset any benefit he would receive under the AT&T SERP.

4.
Mr. Sigman took a total distribution of his benefit in the Pension Benefit Plan when he transferred to AT&T Mobility in 2002. The distributed amount will count as an offset to his SRIP/SERP benefit. At that time he began accruing service in the Pension Benefit Plan – Wireless Program qualified plan.

• Pension Benefits and Other Post Employment Compensation

        Qualified Pension Plan Like other large companies, we offer post-retirement benefits, in various forms, to nearly all our managers. Our Pension Benefit Plan, a "qualified pension plan" under the Internal Revenue Code, covers each of the Named Executive Officers, except for Mr. Sigman and Mr. de la Vega, who are covered by the Pension Benefit Plan – Wireless Program (formerly the Cingular Wireless Pension Plan). The plan's current accrual formula for individuals hired before January 1, 2007, which is referred to as the "Career Average Minimum" or "CAM" benefit, provides an annual benefit equal to 1.6% of the participant's average compensation (generally, base pay, commissions, and annual bonuses, but not bonuses paid to officers) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the averaging period, plus 1.6% of the participant's pension-eligible compensation thereafter. The plan includes a cash balance formula that was frozen on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. Participants receive the greater of the benefit determined under the CAM formula or the frozen cash balance formula. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007, the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Service places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming vested under SRIP/SERP below.

        Mr. Sigman, Mr. Lindner and Mr. de la Vega are covered by the Pension Benefit Plan—Wireless Program, which was a qualified pension plan offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. The benefits under this plan are separate from those under the Pension Benefit Plan. Participants in the plan are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant's compensation (generally, base pay, commissions and group incentive awards, but not individual awards) plus monthly interest credits on the participant's cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, and Mr. Sigman each have a balance in the Pension Benefit Plan—Wireless Program but are no longer accruing benefits, although their pension benefits continue to receive monthly interest credits.

        Nonqualified Pension Plans Highly paid employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. As is customary with other large companies, we offer our officers supplemental retirement benefits as an additional retention tool. Benefits under these nonqualified pension plans are reduced by any benefits due under a qualified pension plan. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits.

        As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits based on service or compensation under the original supplemental plan, known as the Supplemental Retirement Income Plan ("SRIP"). Future benefits are earned under the 2005 Supplemental Employee Retirement Plan ("SERP"). Participants make separate distribution elections (annuity or lump sum) for benefits accrued before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the plan.

        Under the AT&T SRIP/SERP, a target annual retirement benefit is established, stated as a percentage of a participant's annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for midcareer hires) for each year of actual service below, 30 years of service for executive and other officers and 35 years of service for eligible senior managers. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. None of the Named Executive Officers currently employed by the Company are eligible to retire without either an age or service discount.

        These benefits are reduced by any amounts participants receive under a qualified pension plan and by any amounts they receive under our nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life. The salary and bonus used to determine their AT&T SRIP/SERP amount is the average of the participant's salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings, that occurs during the 120 months preceding retirement. For Mr. Sigman, Mr. de la Vega and Mr. Lindner, this average includes compensation earned while at AT&T Mobility. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage is limited to 50% for all new participants. Mr. Whitacre's, Mr. Ellis' and Mr. Sigman's target percentages were 75%, 70% and 65%, respectively. If a payment is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the Pension Benefits table.

        Participants may receive benefits as an annuity payable for the greater of the life of the participant or 10 years. If the participant dies within 10 years after leaving the Company, then payments for the balance of the 10 years will be paid to the participant's beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary's life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

        Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. Participants may also elect to defer distribution of a portion or all of their lump sum benefit. Those who elect to defer any portion must also elect the time period, not to exceed 20 years after they leave the Company, and the manner in which the lump sum will be paid. The participant is not permitted to receive more than 30% of the lump sum benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the lump sum benefit as early as six months after the termination of employment. Participants receiving their entire lump sum after six months from their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

        Mr. de la Vega participates in the BellSouth Corporation Supplemental Executive Retirement Plan (the BellSouth SERP). The BellSouth SERP provides a nonqualified pension benefit equal to 2% of eligible earnings for each year of service for the first 20 years of service, 1.5% of eligible earnings for each of the next 10 years, and 1% of eligible earnings for each additional year of service. Eligible earnings are based on average compensation over the five-year period preceding retirement, defined as the average of the sum of the executive's salary and bonuses during the last five years of employment plus any final bonus payable after retirement. The BellSouth SERP benefit is reduced by the participant's qualified pension benefit and primary social security benefits. For participants with more than 30 years of service, benefits are reduced 3% per year for each year benefits commence prior to age 62. Participants elect to receive benefits as a lump sum, annuity or 10-year certain form of payment. For purposes of determining SERP benefits, Mr. de la Vega's service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. Because Mr. de la Vega's benefit is greater under the BellSouth plan, it will completely offset any benefit he would receive under the AT&T SERP.

        Mr. Miller has a balance in the Pacific Telesis Group Executive Supplemental Cash Balance Plan, which provided a cash balance benefit based on a percentage of salary and bonus, along with interest on the balance. The plan stopped accruing earnings benefits in 1998, and it was frozen in 2004 for all active managers. This benefit will offset Mr. Miller's benefits under the AT&T SRIP/SERP.

        Other Post-Retirement Benefits Named Executive Officers who retire after age 55 with at least five years of service or who are retirement eligible under the qualified pension plan using the "modified rule of 75," which permits retirement if certain combinations of age and service equal or exceed 75, continue to receive the benefits shown in the following table for life, subject to amendment, except that Mr. de la Vega and Mr. Stankey are not entitled to receive supplemental health benefits after retirement. Benefits applicable to managers generally are omitted. Mr. de la Vega and Mr. Miller are currently eligible to receive these benefits at retirement. As retirees, Mr. Whitacre, Mr. Sigman and Mr. Ellis will also receive these benefits.

Other Post-Retirement Benefits
Personal Benefit	Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year. Prior to 2008, maximum of $25,000 over a rolling 3-year period*
Other (communications)	Estimated $1,500 annually
Supplemental health insurance premiums	Estimated $8,000 annually, above required contributions from employee

* In the event the officer is transferred during the year, the benefit limit restarts.

        We will pay applicable taxes resulting from providing these benefits for each retired Named Executive Officer, except for Company paid supplemental health insurance premiums. We expect to make annual tax reimbursements in the amount of approximately $16,000 for benefits paid after retirement for each person receiving these benefits. If an officer uses the full amount of the additional financial counseling in connection with retirement, there would be an additional tax payment of $12,500.

        In the event of the officer's termination of employment due to death or disability, the officer's outstanding restricted stock will vest and outstanding performance shares will pay out at 100% of target. As a result, if such an event had occurred to a Named Executive Officer at the end of 2007, the officer's beneficiary would have received the following payouts of performance shares and restricted stock: Mr. Stephenson—$20,051,661, Mr. Lindner—$8,420,347, Mr. de la Vega—$14,167,929, Mr. Stankey—$13,289,517 and Mr. Miller—$9,268,918.

        We pay recoverable premiums on split dollar life insurance that provides a specified death benefit to each Named Executive Officer, other than Mr. de la Vega. After retirement, the Named Executive Officers may receive a death benefit of 1 times salary (2 times salary for Mr. Lindner, Mr. Stephenson,

Mr. Whitacre, Mr. Ellis, and Mr. Sigman and 1/2 times salary for Mr. Stankey). Mr. Stephenson, Mr. Lindner and Mr. Stankey are not yet retirement eligible. In addition to the foregoing, each Named Executive Officer, other than Mr. de la Vega and Mr. Lindner, purchases optional additional split-dollar life insurance coverage equal to 2 times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded along with any income taxes the officers incur as result of the premium payments. We expect Mr. de la Vega to become a participant in this insurance plan in 2009.

        Mr. Stephenson is entitled to a death benefit of 3 times salary plus the optional benefit while employed, which is reduced to 2 times salary plus the optional benefit after retirement. Mr. Stephenson elected to take his death benefits in the form of a 10 year Company-paid annuity payable after death, using an 11% discount rate based on 185% of the value of the death benefits. The increase in the value of the death benefits is to offset the income taxes that will result from the Company-paid benefit that would not be applicable in the case of insurance payments. This alternative payment method was available only to officers who elected the annuity before 1998. If Mr. Stephenson had passed away at the end of 2007, his annual death benefit would have been $1,988,145.

        We also provide death benefits in connection with certain of our deferral plans (described on page 63).

Nonqualified Deferred Compensation
Name	Executive Contributions in 2007 (1) ($)	Registrant Contributions in 2007 (1)(2) ($)	Aggregate Earnings in 2007 (1)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/07 (1) ($)

CURRENT

Randall L. Stephenson	2,043,513	54,962	1,229,542	2,226,962	7,509,678
Richard G. Lindner	1,178,900	35,500	245,504	643,820	2,466,634
Rafael de la Vega	1,229,730	94,003	235,109	222,247	3,866,693
Forrest E. Miller	461,888	37,710	803,717	109,728	6,680,078
John T. Stankey	39,500	31,600	232,763	90,466	1,479,293

RETIRED

Edward E. Whitacre, Jr.	58,227	46,582	4,384,598	4,508,316	73,783,420
Stanley T. Sigman	946,062	185,981	1,063,161	0	10,275,298
James D. Ellis	1,064,838	22,054	1,570,577	4,815,730	16,360,760

1.
Of the amounts reported in the contributions and earnings columns in the table above, the following amounts are reported as compensation for 2007 in the "Summary Compensation Table": Mr. Stephenson—$398,475, Mr. Lindner—$263,662, Mr. Whitacre—$104,809, Mr. Sigman—$567,596 and Mr. Ellis—$178,339. Of the amounts reported in the aggregate balance column, the following amounts were previously reported in the "Summary Compensation Table" for 2006: Mr. Stephenson—$1,680,962, Mr. Lindner—$1,031,232, Mr. Whitacre—$216,153, Mr. Sigman—$1,621,257 and Mr. Ellis—$986,108.

2.
Registrant (AT&T) Contributions that were made in 2007 are also reported under the "All Other Compensation" column of the "Summary Compensation Table".

3.
Aggregate Earnings include interest, dividend equivalents, and stock price appreciation. The "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table" includes only the interest that exceeds the SEC market rate, as shown in footnote 3 to the "Summary Compensation Table".

        Stock Purchase and Deferral Plan ("SPDP") Under the SPDP and its predecessor plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officer level managers, including the Named Executive Officers, may contribute up to 100% of their annual bonus. In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with an exercise price equal to the fair market value of the stock when the options are issued. For officers, options are issued on bonus contributions only up to their target bonuses. In addition, SPDP participants receive matching shares in AT&T stock at a rate of 80% match on contributions from the first 6% of salary and bonus; the match is reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company's 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses. Prior to 2009, managers may also defer the receipt of stock awards, but they do not receive stock options or matching contributions in connection with these deferrals. Deferrals are distributed at times elected by the participant.

        Cash Deferral Plan Managers who elect at least a 15% contribution of salary in the SPDP may also defer up to 50% (25% in the case of mid-level managers) of their salary through the Cash Deferral Plan. Officer level managers may also defer 100% of their bonus (other managers must contribute 15% of their bonuses to the SPDP in order to defer bonuses into the Cash Deferral Plan). Managers may also defer any part of a distribution of performance shares paid in cash prior to 2009. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody's Long-Term Corporate Bond Yield Average for the preceding September (the "Moody's rate"), a common index used by companies. Pursuant to the rules of the Securities and Exchange Commission, we include in the "Summary Compensation Table" under "Change in Pension Value and Nonqualified Deferred Compensation Earnings" any earnings on deferred compensation that exceed a rate determined in accordance with Securities and Exchange Commission rules. The Moody's Rate, over time, approximates the SEC rate. Deferrals are distributed at times elected by the participant.

        AT&T Mobility Cash Deferral Plan Mr. Sigman and Mr. de la Vega participate in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permits officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provides a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provides an additional match when participants' salary and annual bonus exceeds Internal Revenue Service qualified plan limits. Benefits under the plan are unfunded. "Account balances" earn an interest rate of return based on Moody's Corporate Bond Yield Average as reported by Moody's for the month ending two months prior to the month in which participants make their annual deferral elections under the plan. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections.

        Certain Named Executive Officers have also participated in deferred compensation plans that are now closed to additional contributions and are described below.

        Senior Management Deferred Compensation Plan of 1988 Eligible managers were permitted to make elections under this plan and a related plan for mid-level managers (both nonqualified plans) to defer, over four year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions were matched in this plan or the company's 401(k) plan at the same rate that applied under the 401(k) plan. Account balances are credited with interest at a rate determined annually by the Company, which may not be less than the Moody's rate. Distributions occur according to employee elections. Of the Named Executive Officers, only the retired officers have balances in this Plan. Mr. Stephenson participated in the Compensation Deferral Plan, which had similar provisions to the Senior Management Deferred Compensation Plan of 1988 except that it had no death benefit (described below).

        Senior Management Deferred Compensation Plan Eligible managers were permitted to make elections to defer, over eight year deferral periods, between 6% and 30% of their eligible compensation to a nonqualified deferred compensation plan. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions were matched in this plan or the Company's 401(k) plan at the same rate that applied under the 401(k) plan. This plan provides a defined benefit, equivalent to between 14% and 15% interest, at termination of employment if the participant terminates employment after reaching age 55. If the age and service conditions are not satisfied at termination of employment, the participant's benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually. Of the Named Executive Officers, only the retired officers and Mr. Lindner have balances in this plan.

        Under the Senior Management Deferred Compensation Plan of 1988 and the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant's standard retirement benefit, beginning once the standard retirement benefit payments have ended. If any of the eligible Named Executive Officers had died at the end of 2007, their surviving spouses would have been entitled to monthly benefits beginning in December 2021 or for Mr. Lindner in December 2024, as follows: Mr. Lindner—$11,165, Mr. Whitacre—$56,887, Mr. Sigman—$26,778 and Mr. Ellis—$44,497.

        BellSouth Compensation Deferral Plan ("CDP") and BellSouth Officer Compensation Deferral Plan ("OCDP") Mr. de la Vega made contributions to the plans when he was an employee of BellSouth and was deemed to have terminated employment with the plans when he transferred to AT&T Mobility in 2003. Under the CDP, senior managers of BellSouth could defer up to 15% of base salary into an interest income fund (paying interest at a rate equal to Moody's Monthly Average of Yields of Aa Corporate Bonds, reset annually) or BellSouth stock units (now converted to AT&T units) paid in cash at distribution. Mr. de la Vega deferred income into the BellSouth stock units. Under the OCDP, during the time of Mr. de la Vega's contributions, eligible officers of BellSouth could defer up to 25% of base salary, 50% of annual bonus and 100% of long-term compensation awards into a fund that paid interest at the same rate as the CDP, into BellSouth stock units, or into certain mutual funds. Mr. de la Vega deferred into the OCDP interest income fund. His final distribution under the CDP was made in January 2008, based on the value of his stock units on December 31, 2007. His final distribution under the OCDP will be valued at the end of 2009 and paid shortly thereafter in 2010.

        BellSouth Nonqualified Deferred Income Plan Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega's deferrals under Schedule A received fixed rates of 17% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega received fixed rates from 8.7% to 11% on his Schedule B deferrals. No new deferrals were permitted under this plan after 1998.

        Salary and Incentive Award Deferral Plan Eligible managers were permitted to make elections to participate in a nonqualified deferred compensation plan that allowed annual deferrals of up to 50% of base pay (conditioned upon deferring at least 30% of their base pay to the Company's nonqualified stock deferral plan) and up to 100% of an incentive award and any other award approved by the Human Resources Committee. No deferrals were permitted to be made after 2004. Account balances are credited with interest at a rate, determined annually by the Company, that shall not be less than the Moody's rate. Distributions occur according to employee elections.

• Potential Payments upon Termination or Change in Control

        Change in Control An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have access to its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new Company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company's business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers, other than Mr. de la Vega. Mr. de la Vega has a separate agreement, described on page 52, providing for the payment of benefits upon his termination of employment.

        Change in Control Severance Plan–Description The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for "good reason" after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive's most recent salary and target bonus. Each covered officer will also be provided, at no cost to him or her, with life and health benefits, including supplemental medical, vision and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive's employment ends or until the end of the year he or she turns 65, whichever is earlier. Each covered officer will also receive the financial counseling benefits that he or she would have received upon retirement. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the "Pension Benefits" table for more information). The estimated annual incremental costs of these benefits that would have been provided if the Named Executive Officers had left for "good reason" under the plan at the end of 2007, above amounts that would have been incurred as post-retirement benefits outside of the plan, are outlined in the table below:

Additional Costs of Benefits Under the Change in Control Severance Plan ($)
Name	Health Benefits	Life Insurance	Financial Counseling

Randall L. Stephenson	24,786	11,025	24,000
Richard G. Lindner	24,786	0	24,000
Forrest E. Miller	13,130	10,792	0
John T. Stankey	24,786	4,612	24,000

        "Good reason" means, in general, assignment of duties inconsistent with the executive's title or status; a substantial adverse change in the nature or status of the executive's responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our CEO is unlikely to be continued at the new Company if we are acquired. For each of these executives, "good reason" also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

        Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T's common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders' approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2007 in accordance with the Change in Control Severance Plan, the following estimated severance payments and tax reimbursements would have been paid in a lump sum:

Change in Control Severance Payments ($)
Name	Severance	Tax Reimbursements

Randall L. Stephenson	13,654,334	427,727
Richard G. Lindner	5,531,500	251,935
Forrest E. Miller	5,965,050	204,765
John T. Stankey	5,222,534	69,333

        In addition, under the 2001 Incentive Plan, in the event of a change in control, performance share incentive grants that have not completed their performance period will vest and be immediately payable at 100% of their target amounts. Only performance shares granted in 2006 are still subject to this provision. For purposes of the 2001 Incentive Plan, a change in control occurs under substantially the same circumstances as under the Change in Control Severance Plan, described in (a) through (d) of the preceding paragraph, except that with respect to (c), a change in control is deemed to occur upon stockholder approval of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 20% of the voting power of the surviving entity. Had a change in control occurred under the 2001 Incentive Plan at the end of 2007, the Named Executive Officers would be entitled to the following payouts under that plan: Mr. Stephenson—$8,005,121, Mr. Lindner—$4,669,682, Mr. Stankey—$4,169,341, Mr. Miller—$5,336,761, Mr. Whitacre—$36,009,787, and Mr. Ellis—$6,504,182. Performance shares granted in 2007 and later are made under the 2006 Incentive Plan, which does not provide for an acceleration of the awards in the case of a change in control.

        Under the terms of restricted stock awards made to Mr. de la Vega and Mr. Stankey in 2007 under the 2006 Incentive Plan, in the event of a change in control under substantially the same circumstances as those under the Change in Control Severance Plan, if the grantee's employment is terminated by the Company, or if the grantee terminates employment for good reason then the restricted stock immediately vests. "Good reason" for this plan means within two years after the change in control, the employee's position or responsibilities are adversely altered, the employee's salary or target annual bonus is reduced or the employee is relocated more than 50 miles from his former employment. If the employment of Mr. de la Vega or Mr. Stankey was terminated under these conditions at the end of 2007, the terminated officer would be entitled to the vesting of restricted stock worth $5,171,726.

        Other Termination Payments Upon termination of employment our officers are entitled to their accrued pensions and their prior deferrals of earned compensation along with any earnings and appreciation on the deferred compensation, paid in accordance with the terms of those plans. Other post retirement benefits that would be paid to the Named Executive Officers are described in the narrative following the "Pension Benefits" table (on page 60) and in the description of Mr. Whitacre's and Mr. Sigman's compensation in the narrative following the "Summary Compensation Table" and "Grants of Plan-Based Awards Table" (beginning on page 46).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        AT&T's executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to file a copy of such reports with AT&T. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for one report covering one transaction filed by James Cicconi when he made an adjustment to his 401(k) account that inadvertently triggered a sale of 255 shares of AT&T stock.

OTHER BUSINESS

        The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this proxy statement.

        A copy of AT&T's Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2007 may be obtained without charge upon written request to AT&T Stockholder Services, Whitacre Tower, 175 E. Houston, Room 7-F-8, San Antonio, Texas 78205.

        AT&T's Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them.

        Stockholder Proposals Stockholder proposals intended to be included in the proxy materials for the 2009 Annual Meeting must be received by November 11, 2008. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at Whitacre Tower, 175 E. Houston, San Antonio, Texas 78205. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

        Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T's Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

Admission Ticket Electronic Voting Instructions You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/att • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States,
Canada & Puerto Rico any time on a touch tone telephone. There is
NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A    Election of Directors—The Board of Directors recommends a vote FOR the listed nominees.

1.
Nominees:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01—Randall L. Stephenson	[ ]	[ ]	[ ]	06—August A. Busch III	[ ]	[ ]	[ ]	11—Mary S. Metz	[ ]	[ ]	[ ]
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
02—William F. Aldinger III	[ ]	[ ]	[ ]	07—James P. Kelly	[ ]	[ ]	[ ]	12—Joyce M. Roché	[ ]	[ ]	[ ]
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
03—Gilbert F. Amelio	[ ]	[ ]	[ ]	08—Jon C. Madonna	[ ]	[ ]	[ ]	13—Laura D'Andrea Tyson	[ ]	[ ]	[ ]
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
04—Reuben V. Anderson	[ ]	[ ]	[ ]	09—Lynn M. Martin	[ ]	[ ]	[ ]	14—Patricia P. Upton	[ ]	[ ]	[ ]
	For	Against	Abstain		For	Against	Abstain
05—James H. Blanchard	[ ]	[ ]	[ ]	10—John B. McCoy	[ ]	[ ]	[ ]

B    Director Proposals—The Board of Directors recommends a vote FOR Item 2.

	For	Against	Abstain
2. Ratification of appointment of independent auditors.	[ ]	[ ]	[ ]

C    Stockholder Proposals—The Board of Directors recommends a vote AGAINST Items 3 - 7.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3. Report on political contributions.	[ ]	[ ]	[ ]	5. Lead independent director bylaw.	[ ]	[ ]	[ ]	7. Advisory vote on compensation.	[ ]	[ ]	[ ]
	For	Against	Abstain		For	Against	Abstain
4. Pension credit policy.	[ ]	[ ]	[ ]	6. SERP policy.	[ ]	[ ]	[ ]

AT&T Inc. 2008 Annual Meeting of Stockholders	Admission Ticket
Friday, April 25, 2008 Doors open at 8:00 a.m. Central time Meeting begins at 9:00 a.m. Central time	Upon arrival, please present this admission ticket and photo identification at the registration desk.
Alzafar Shrine Temple 901 North Loop 1604 West San Antonio, TX
The Alzafar Shrine Temple is located in San Antonio on the westbound frontage road of North Loop 1604 between the Stone Oak Parkway and Blanco Road exits.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 25, 2008.

The undersigned hereby appoints Randall L. Stephenson and Richard G. Lindner, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 25, 2008, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors' recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the Director proposals (Items 1 - 2) and AGAINST each of the stockholder proposals (Items 3 - 7) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the Internet.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Stock Ownership Plan, the Cingular Wireless 401(k) Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 22, 2008.

D    Non-Voting Items

Annual Report Discontinue mailing Annual [ ] Reports for this account because I already receive multiple copies at this address.	Change of Address—Please print your new address below.

E    Authorized Signatures—This section must be completed for your instructions to be executed.Below

          Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

AT&T INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, APRIL 25, 2008
Your vote is important. Thank you for voting.
To vote by Internet
1)	Read the Proxy Statement and have the voting instruction form below at hand.
2)	Go to website www.proxyvote.com.
3)	Follow the instructions provided on the website.
To vote by Telephone
1)	Read the Proxy Statement and have the voting instruction form below at hand.
2)	Call 1-800-454-8683.
3)	Follow the instructions.
To vote by Mail
1)	Read the Proxy Statement.
2)	Check the appropriate boxes on the voting instruction form below.
3)	Sign and date the voting instruction form.
4)	Return the voting instruction form in the envelope provided.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ATTIC1

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON ☐

A	Election of Directors—The Board of Directors recommends a vote FOR the listed nominees.
1.	Nominees:		For	Against	Abstain
	1a.	Randall L. Stephenson	☐	☐	☐
	1b.	William F. Aldinger III	☐	☐	☐
	1c.	Gilbert F. Amelio	☐	☐	☐
	1d.	Reuben V. Anderson	☐	☐	☐
	1e.	James H. Blanchard	☐	☐	☐
	1f.	August A. Busch III	☐	☐	☐
	1g.	James P. Kelly	☐	☐	☐
	1h.	Jon C. Madonna	☐	☐	☐
	1i.	Lynn M. Martin	☐	☐	☐
	1j.	John B. McCoy	☐	☐	☐
	1k.	Mary S. Metz	☐	☐	☐
	11.	Joyce M. Roché	☐	☐	☐
	1m.	Laura D'Andrea Tyson	☐	☐	☐
	1n.	Patricia P. Upton	☐	☐	☐
B	Director Proposals—The Board of Directors recommends a vote FOR Item 2.
2.	Ratification of appointment of independent auditors.		☐	☐	☐
C	Stockholder Proposals—The Board of Directors recommends a vote AGAINST Items 3 - 7.
3.	Report on political contributions.		☐	☐	☐
4.	Pension credit policy.		☐	☐	☐
5.	Lead independent director bylaw.		☐	☐	☐
6.	SERP policy.		☐	☐	☐
7.	Advisory vote on compensation.		☐	☐	☐
D
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN ON LINE]	Date	Signature [Joint Owners]	Date